UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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DaVita Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 29, 2007

TO OUR STOCKHOLDERS:

We will hold our 2007 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Tuesday, May 29 at 4:00 p.m., Pacific time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010, for the following purposes, which are further described in the accompanying Proxy Statement:

(1)	To elect nine directors to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

(2)	To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock;

(3)	To approve the amendment and restatement of our Employee Stock Purchase Plan, including an increase in the number of shares of common stock available for issuance under the plan;

(4)	To approve the amendment and restatement of our 2002 Equity Compensation Plan, including an increase in the number of shares of common stock available for issuance under the plan;

(5)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2007; and

(6)	To transact other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 13, 2007 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2006 annual report to stockholders is enclosed with this notice.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the Board of Directors,

Joseph Schohl

Vice President, General Counsel and

Secretary

El Segundo, California

April 20, 2007

PROXY STATEMENT

GENERAL INFORMATION

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors, for use at our 2007 annual meeting of stockholders, which we will hold on Tuesday, May 29, 2007 at 4:00 p.m., Pacific time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on April 13, 2007. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 601 Hawaii Street, El Segundo, California 90245, and our telephone number is (800) 310-4872. This proxy statement is being initially distributed to stockholders on or about April 27, 2007.

Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy that is given and not revoked will be voted at the meeting:

•	For each nominee to our Board of Directors;

•	For the approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock;

•	For the approval of the amendment and restatement of our Employee Stock Purchase Plan, including an increase in the number of shares of common stock available for issuance under the plan;

•	For the approval of the amendment and restatement of our 2002 Equity Compensation Plan, including an increase in the number of shares of common stock available for issuance under the plan;

•	For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2007; and

•	As recommended by our Board of Directors, in its discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

Voting Information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 105,230,000 shares of common stock outstanding. Each stockholder is entitled to one vote per share on each matter that we will consider at this meeting. Stockholders are not entitled to cumulate votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the meeting. Stockholders attending the meeting in person or represented by proxy at the meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals

Directors will be elected by a majority of votes cast, which means that the number of shares voted “for” each of the nine nominees for election to our Board of Directors must exceed 50% of the number of votes cast with respect to each nominee’s election. Abstentions will have no effect on the election of directors. In the event that the number of nominees exceeds the number of directors to be elected, which is a situation that we do not anticipate, directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock requires the affirmative vote of a majority of the shares of common stock outstanding as of the record date and entitled to vote thereon. The approval of the amendment and restatement of our Employee Stock Purchase Plan, including an increase in the number of shares of common stock available for issuance under the plan, the approval of the amendment and restatement of our 2002 Equity Compensation Plan, including an increase in the number of shares of common stock available for issuance under the plan, and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2007 require the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon. With respect to the proposal to approve the amendment and restatement of our Employee Stock Purchase Plan and the proposal to approve the amendment and restatement of our 2002 Equity Compensation Plan, New York Stock Exchange (“NYSE”) rules require that the total votes cast on each of these proposals represent over 50% of all outstanding shares. Abstentions with respect to these proposals will be treated as votes against these proposals.

Brokers that have not received specific voting instructions from their customers cannot vote on their customers’ behalf on the proposals to approve the amendment and restatement of our Employee Stock Purchase Plan, including an increase in the number of shares of common stock available for issuance under the plan, and the amendment and restatement of our 2002 Equity Compensation Plan, including an increase in the number of shares of common stock available for issuance under the plan. Broker non-votes with respect to these proposals will not be considered as present and entitled to vote on these proposals, which will therefore reduce the number of affirmative votes needed to approve these proposals.

Proxy Solicitation Costs

We will pay for the cost of preparing, assembling, printing and mailing these proxy materials to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $9,500 plus reimbursement for out-of-pocket expenses incurred during the solicitation. Georgeson and our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We agreed to indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation unless caused by Georgeson’s gross negligence or intentional misconduct.

Delivery of Proxy Statement and Annual Report

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of this proxy statement and our 2006 annual report, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the proxy statement and annual report, they should notify their broker. Beneficial owners sharing an address to which a single copy of the proxy statement and annual report was delivered can also request prompt delivery of a separate copy of the proxy statement and annual report by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872.

You may elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy form. If you hold your shares through a broker, please check the information provided in the proxy materials mailed to you by your broker for instructions on how to elect this option. Your election to view these documents over the Internet will remain in effect unless you elect otherwise.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently has eleven members. Richard B. Fontaine and C. Raymond Larkin, Jr. will be retiring from the Board of Directors at the end of their term, which is this year’s annual meeting of stockholders, and therefore will not stand for reelection to the Board of Directors. Effective with the annual meeting, the size of the Board of Directors will be reduced to nine members. Accordingly, at the meeting, you will elect nine directors to serve until the 2008 annual meeting of stockholders or until their respective successors are elected and qualified.

Our bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee for director who was in office prior to the election is not elected by a majority of votes cast, the director must promptly tender his or her resignation from the Board of Directors and the Nominating and Governance Committee will make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. The Board of Directors, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days from the date the election results are certified. If a nominee for director who was not already serving as a director does not receive a majority of votes cast at the annual meeting, the nominee is not elected to the Board of Directors. All 2007 nominees are currently serving on the Board of Directors.

Six of the nine nominees for director have already been determined to be independent under the listing standards of the NYSE. Two of the remaining three nominees for director will have their independence considered at a future meeting of the Board of Directors. Please see the section titled “Corporate Governance—Director Independence” below for more information. The Nominating and Governance Committee of our Board of Directors has recommended, and our Board of Directors has nominated, Charles G. Berg, Willard W. Brittain, Jr., Nancy-Ann DeParle, Peter T. Grauer, John M. Nehra, William L. Roper, M.D., Kent J. Thiry, Roger J. Valine and Richard C. Vaughan for election as directors. All of these individuals are currently members of our Board of Directors. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected.

Unless the proxy indicates otherwise, the persons named as proxies in the accompanying proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable or not willing to serve, the persons named as proxies may vote for the election of the substitute nominees that our Board of Directors may propose. The accompanying proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

The Board of Directors recommends a vote FOR the election of each of the named nominees as directors.

Information Concerning Members of Our Board of Directors Standing for Reelection

Name	Age	Position
Charles G. Berg	49	Director
Willard W. Brittain, Jr.	59	Director
Nancy-Ann DeParle	50	Director
Peter T. Grauer	61	Lead Independent Director
John M. Nehra	58	Director
William L. Roper, M.D.	58	Director
Kent J. Thiry	51	Chairman of the Board and Chief Executive Officer
Roger J. Valine	58	Director
Richard C. Vaughan	57	Director

Charles G. Berg has been one of our directors since March 2007. Since January 2007, Mr. Berg has been a senior advisor to Welsh, Carson, Anderson & Stowe, a private equity firm. From April 1998 to July 2004, Mr. Berg held various executive positions with Oxford Health Plans, Inc. (“Oxford”) which included chief executive officer from November 2002 to July 2004 when Oxford was acquired by UnitedHealth Group, president and chief operating officer from March 2001 to November 2002 and executive vice president, medical delivery from April 1998 to March 2001. From July 2004 to September 2006, Mr. Berg served as an executive of UnitedHealth Group and was primarily responsible for integrating the Oxford business.

Willard W. Brittain, Jr. has been one of our directors since March 2007. Since March 2003, Mr. Brittain has served as chairman and chief executive officer of Professional Resources on Demand, an executive search and business advisory company. From September 2000 to October 2002, Mr. Brittain served as chief operating officer of PwC Consulting and from July 1995 to September 2000, Mr. Brittain served as chief operating officer of PricewaterhouseCoopers LLP. Mr. Brittain was with PricewaterhouseCoopers LLP for 28 years before his retirement. Mr. Brittain is also a director of Perini Corporation and Analysts International Corporation.

Nancy-Ann DeParle has been one of our directors since May 2001. From February 2001 to August 2006, Ms. DeParle was a senior advisor to JPMorgan Partners, LLC, a private equity firm. In August 2006, the buyout professionals of JP Morgan Partners formed CCMP Capital, a private equity firm, and Ms. DeParle became a managing director, healthcare of the new entity. Ms. DeParle served as the Administrator of the Centers for Medicare and Medicaid Services (“CMS”), formerly the Health Care Financing Administration, from November 1997 until October 2000. From 1993 until joining CMS, Ms. DeParle was Associate Director for Health and Personnel at the White House Office of Management and Budget. She is a member of the Medicare Payment Advisory Commission (MedPAC), which advises Congress on Medicare payment and policy issues, a trustee of the Robert Wood Johnson Foundation and a director of the National Quality Forum. Ms. DeParle is also a director of Cerner Corporation, Boston Scientific Corporation and Triad Hospitals, Inc.

Peter T. Grauer has been one of our directors since August 1994 and our lead independent director since 2003. Mr. Grauer has been chairman of the board of Bloomberg, Inc. since April 2001, and its president, chief executive officer and treasurer since March 2002. From November 2000 until March 2002, Mr. Grauer was a managing director of Credit Suisse First Boston. From September 1992 until November 2000, upon the merger of Donaldson, Lufkin & Jenrette (“DLJ”) into Credit Suisse First Boston, Mr. Grauer was a managing director and founding partner of DLJ Merchant Banking Partners.

John M. Nehra has been one of our directors since November 2000. Mr. Nehra has been affiliated with New Enterprise Associates, a venture capital firm, since 1989, including, since 1993, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra has also been managing general partner of Catalyst Ventures, a venture capital firm, since 1989.

William L. Roper, M.D. has been one of our directors since May 2001. In March 2004, Dr. Roper became chief executive officer of the University of North Carolina (“UNC”) Health Care System, Dean of the UNC

School of Medicine and Vice Chancellor for Medical Affairs of UNC. Dr. Roper also continues to serve as a professor of health policy and administration in the UNC School of Public Health and a professor of pediatrics in the UNC School of Medicine. From 1997 until March 2004, he was dean of the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as senior vice president of Prudential Health Care. He also served as director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of CMS from 1986 to 1989. Dr. Roper is also chairman of the board of the National Quality Forum, a director of Delhaize Group and a trustee of the Robert Wood Johnson Foundation.

Kent J. Thiry became our chairman of the board and chief executive officer in October 1999. From June 1997 until he joined us, Mr. Thiry was chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated (“Vivra”) after Gambro AB acquired the dialysis services business of Vivra in June 1997. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra, a provider of renal dialysis and other healthcare services. From April 1992 to August 1992, Mr. Thiry was president and co-chief executive officer of Vivra, and from September 1991 to March 1992, he was president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president. Mr. Thiry is also a director of Varian Medical Systems, Inc.

Roger J. Valine has been one of our directors since June 2006. From 1993 to his retirement in July 2006, Mr. Valine served as the chief executive officer of Vision Service Plan (“VSP”), the nation’s largest provider of eyecare wellness benefits. From January 1993 to February 2006, Mr. Valine served as both the president and chief executive officer of VSP. Upon his retirement, Mr. Valine had worked for VSP for 33 years and will continue to provide consulting services to VSP. Mr. Valine serves on the board of SureWest Communications.

Richard C. Vaughan has been one of our directors since May 2005. Mr. Vaughan served as executive vice president of Lincoln Financial Group from 1995 until his retirement in April 2005 and served as chief financial officer from June 1992 to April 2005. Mr. Vaughan is also a director of The Bank of New York Company, Inc.

CORPORATE GOVERNANCE

Director Independence

Under the listing standards of the NYSE, a majority of the members of our Board of Directors must satisfy the NYSE criteria for “independence.” No director qualifies as independent under the NYSE listing standards unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board of Directors has determined that all of the members of the Board of Directors, other than Mr. Berg, Mr. Brittain and Mr. Thiry, are independent under the NYSE listing standards. The Board of Directors has not made a determination of Mr. Brittain’s independence and intends to consider this matter at its next regularly scheduled meeting. The Board of Directors expects to reconsider Mr. Berg’s independence at a future meeting of the Board of Directors.

The Board of Directors evaluates the independence of our directors annually and will review the independence of individual directors on an interim basis to consider changes in employment, relationships and other factors. The Board of Directors also maintains a policy whereby the Board of Directors will evaluate the appropriateness of the director’s continued service on the Board of Directors in the event that the director retires from their principal job, changes their principal job responsibility or experiences a significant event that could negatively affect their service to the Board of Directors. In such event, the members of the Board of Directors, excluding the affected director, will determine whether the affected director’s continued service on the Board of Directors is in the best interests of our stockholders and will decide whether or not to request the resignation of the director. In addition, prior to accepting an invitation to serve on the board of directors of another public company, a director must advise the chairman of the board and the lead independent director so that the remaining members of the Board of Directors may evaluate any potential conflicts of interest.

Each member of the committees of the Board of Directors meets the independence requirements applicable to those committees. In making determinations of independence the Board of Directors considered the following relationships as well as certain other relationships between non-management directors that did not involve the company or any of its executive officers and determined that none of such relationships was a material relationship that would impair the independence from management of any such individual: Mr. Fontaine made a charitable contribution to the KT Family Foundation, a 501(c)(3) tax exempt private foundation funded in part by Mr. Thiry which provides educational grants to children and grandchildren of our teammates, Mr. Vaughan and Mr. Thiry previously served together for approximately one year on the board of Oxford where Mr. Berg served as chief executive officer, Mr. Fontaine and Mr. Thiry each hold an investment interest in NEA Partnerships, an entity for which Mr. Nehra is a general partner, Mr. Fontaine provided executive consulting services to Dr. Roper, and Dr. Roper and Ms. DeParle each serve as a trustee to the Robert Wood Johnson Foundation, a director of the National Quality Forum and a member of the Rand Corporation’s “Compare Project.”

Meetings of Non-management Directors

Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board of Directors. The lead independent director is responsible for, among other things, presiding over all executive sessions of the Board of Directors and related activities. Mr. Grauer serves as our lead independent director.

Communications with the Board of Directors

Any interested party who desires to contact the lead independent director, Mr. Grauer, may do so by sending an email to leaddirector.grauer@davita.com. In addition, any interested party who desires to contact the Board of Directors or any member of the Board of Directors may do so by writing to: Board of Directors, c/o Secretary, DaVita Inc., 601 Hawaii Street, El Segundo, California 90245. Copies of any such written communications received by the Secretary will be provided to the full Board of Directors or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s).

Annual Meeting of Stockholders

We do not have a policy requiring that directors attend the annual meeting of stockholders. At the last annual meeting of stockholders, only our chairman, Mr. Thiry, attended the meeting.

Information Regarding our Board of Directors and its Committees

Our Board of Directors met five times during 2006. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served during 2006, other than Mr. Larkin who attended 67% of such meetings. Our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee, the Public Policy Committee and the Clinical Performance Committee.

Audit Committee

In 2006, our Audit Committee consisted of Mr. Larkin, Mr. Vaughan and Mr. Valine, with Mr. Vaughan serving as the chair. Ms. DeParle was a member of the Audit Committee in 2006 until October 12, 2006 when Mr. Valine joined the Audit Committee. Our Board of Directors has determined that Mr. Larkin, Mr. Valine and Mr. Vaughan each qualifies as an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission (“SEC”) and that each of the members of our Audit Committee is “independent” and “financially literate” under the listing standards of the NYSE. Our Board of Directors has adopted a written charter for our Audit Committee. The charter can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com. Our Audit Committee (a) monitors the integrity of our financial statements and financial reporting process, systems of accounting internal controls and disclosure controls and procedures, and financial reporting legal and regulatory compliance, (b) appoints our independent registered public accounting firm, which is ultimately accountable to our Audit Committee and our Board of Directors, (c) monitors the independence and performance of our independent registered public accounting firm and internal auditing department, and (d) provides an avenue of communication among the independent registered public accounting firm, management, the internal auditing department, and our Board of Directors. The Audit Committee must also pre-approve audit and all other services performed by the independent registered public accounting firm. Our pre-approval policy is available on our website, located at http://www.davita.com. The Audit Committee met nine times during 2006, including meetings held with the independent registered public accounting firm and management each quarter prior to the release of the company’s financial statements. The Audit Committee met with the independent registered public accounting firm without management present on five occasions in 2006.

Compensation Committee

In 2006, our Compensation Committee consisted of Ms. DeParle, Mr. Fontaine, Mr. Nehra and Mr. Grauer, with Mr. Nehra serving as the chair. Ms. DeParle joined the Compensation Committee on October 12, 2006. Each of the members of our Compensation Committee is independent in accordance with the listing standards of the NYSE. Each of the members of this committee is also a “nonemployee director” as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and an “outside director” as that term is defined in Internal Revenue Service Regulations.

Our Compensation Committee reviews the performance of our chief executive officer and other executives and makes decisions regarding their compensation, with the goal of ensuring that our compensation system for our chief executive officer and our other executives, as well as our philosophy for compensation for all employees and our Board of Directors, is aligned with the long-term interests of our stockholders. The Compensation Committee also establishes policies relating to the compensation of our executive officers and other key employees that further this goal.

The Compensation Committee is responsible for determining the compensation of our chief executive officer. The Compensation Committee conducts a detailed assessment of our chief executive officer’s performance and the company’s performance, taking into consideration a rigorous assessment of his performance by members of the senior management team as well as a self-assessment prepared by our chief executive officer. Neither the chief executive officer nor other members of management provide a recommendation to the Compensation Committee with regard to the chief executive officer’s compensation. The compensation package for our chief executive officer is approved by the Compensation Committee, subject to ratification by the independent members of the Board of Directors. The Compensation Committee works closely with our chief executive officer to determine the compensation of our other executive officers. Our chief executive officer conducts a performance and compensation review of each other executive officer and reviews his detailed quantitative and qualitative assessments of the performance of each of the other executive officers with the Compensation Committee. The Compensation Committee considers the recommendations of the chief executive officer when reviewing and advising on the compensation of the other executive officers.

The Compensation Committee retains Frederic W. Cook & Co., Inc. (“F.W. Cook”) as compensation consultants to the Compensation Committee. F.W. Cook provides the Compensation Committee with an analysis of comparative market data on the cash and stock-based compensation for senior executives from comparable companies within our industry. The Compensation Committee considers the recommendations of F.W. Cook but retains the discretion to deviate from the recommendations provided. F.W. Cook also advises the Compensation Committee with respect to the aggregate equity award pool that will be available for grants to all eligible recipients of stock-based awards. For more information on the Compensation Committee’s processes and procedures for determining executive compensation and F.W. Cook’s involvement in the process, see “Compensation Discussion and Analysis” beginning on page 32 of this proxy statement.

Our Director Compensation Philosophy and Plan sets forth the terms of our director compensation. There is no annual evaluation of director compensation or discretionary decision-making involved in director compensation. Please see “Executive Compensation–Compensation of Directors” on page 60 of this proxy statement for more information regarding our director compensation program pursuant to the Director Compensation Philosophy and Plan.

The Compensation Committee met nine times during 2006. The charter of the Compensation Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Nominating and Governance Committee

Generally, our Nominating and Governance Committee consists of all of our independent directors. In 2006, our Nominating and Governance Committee consisted of Mr. Grauer, Ms. DeParle, Mr. Fontaine, Mr. Larkin, Mr. Nehra, Dr. Roper and Mr. Vaughan, and Mr. Valine joined on October 12, 2006. Our lead independent director, Mr. Grauer, is the chair of the Nominating and Governance Committee. Our Board of Directors has adopted a set of corporate governance guidelines established to assist the Board of Directors and its committees in performing their duties and serving the best interests of the company and our stockholders. The charter of the Nominating and Governance Committee and our corporate governance guidelines can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Our Nominating and Governance Committee reviews and makes recommendations to the Board of Directors about our governance processes, assists in identifying and recruiting candidates for the Board of

Directors, reviews the performance of the individual members of the Board of Directors, proposes a slate of nominees for election at the annual meeting of stockholders and makes recommendations to the Board of Directors regarding the membership and chairs of the committees of the Board of Directors. The Nominating and Governance Committee does not have a specific set of minimum criteria for membership on the Board of Directors. In making its recommendations, however, it considers the mix of characteristics, experience, diverse perspectives and skills that is most beneficial to our company. The committee also considers continuing director tenure and takes steps as may be appropriate to ensure that the Board of Directors maintains an openness to new ideas and a willingness to re-examine the status quo. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders upon submission in writing to our Secretary of the names and qualifications of such nominees at the following address: DaVita Inc., 601 Hawaii Street, El Segundo, California 90245. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not.

The Nominating and Governance Committee held one formal meeting during 2006. In addition, each member of the committee participated in discussions regarding potential director candidates and director performance in informal gatherings held in connection with every regular Board of Directors meeting they attended in 2006. In March 2007, the Nominating and Governance Committee recommended the candidates standing for election at the 2007 annual meeting of stockholders. Three of the candidates were appointed to the Board of Directors after last year’s annual meeting of stockholders. Of these, Mr. Brittain was identified as a potential member of the Board of Directors by an outside search firm, Mr. Berg was first introduced to other members of the Board of Directors by Mr. Thiry and Mr. Vaughan, both of whom served with Mr. Berg on the Oxford board of directors when Mr. Berg was chief executive officer of Oxford, and Mr. Valine was first introduced to other members of the Board of Directors by Mr. Thiry. In instances where Mr. Thiry submitted the name of a potential new member, that individual was interviewed and recommended by at least a majority of the independent members of the Board of Directors before being submitted for consideration to the Nominating and Governance Committee as a potential member of the Board of Directors. The Nominating and Governance Committee then considered each of the potential candidates as described above and recommended them for membership on the Board of Directors. Each of Messrs. Berg, Brittain and Valine were appointed unanimously to the Board of Directors by all members present at the relevant meeting or by action without a meeting.

Compliance Committee

In 2006, our Compliance Committee consisted of Dr. Roper, Mr. Grauer and Mr. Valine, with Dr. Roper serving as the chair. Ms. DeParle was a member of the Compliance Committee in 2006 until October 12, 2006 when Mr. Valine joined the Compliance Committee. Each of the members of our Compliance Committee is independent in accordance with the listing standards of the NYSE. Our Compliance Committee oversees and monitors the effectiveness of our corporate compliance program, reviews significant compliance risk areas, other than those areas addressed by the Audit Committee, and the steps management is taking to monitor, control and report risk exposures. The Compliance Committee meets regularly with our chief compliance officer. The Compliance Committee met seven times during 2006. At least one member of our Audit Committee also serves on our Compliance Committee. The charter of the Compliance Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Public Policy Committee

In 2006, our Public Policy Committee consisted of Ms. DeParle and Dr. Roper, with Ms. DeParle serving as the chair. Each of the members of our Public Policy Committee is independent in accordance with the listing standards of the NYSE. Our Public Policy Committee advises the Board of Directors on public policy and makes recommendations to the Board of Directors as to policies and procedures relating to issues of public policy and government relations. The Public Policy Committee met three times during 2006. The charter of the Public Policy Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Clinical Performance Committee

In 2006, our Clinical Performance Committee consisted of Dr. Roper, Mr. Fontaine and Mr. Nehra, with Dr. Roper serving as the chair. Each of the members of our Clinical Performance Committee is independent in accordance with the listing standards of the NYSE. Our Clinical Performance Committee advises the Board of Directors on clinical performance issues facing the company and makes recommendations to management and to the Board of Directors as to policies and procedures relating to issues of clinical performance. The Clinical Performance Committee met two times during 2006. The charter of the Clinical Performance Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Board of Directors Share Ownership Policy

We have a share ownership policy which applies to all non-management members of our Board of Directors. The purpose of the policy is to encourage our Board of Directors to have an ownership stake in the company by retaining a specified number of shares of our common stock.

Both shares owned directly and shares underlying vested but unexercised stock options, stock appreciation rights (“SARs”) and restricted stock units are included in the determination of whether the share ownership guidelines have been met. The total net realizable share value retained must have a current market value of not less than the lower of:

•	25% of the total equity award value realized by the Board of Directors member to date in excess of $100,000; or

•	five times the annual Board of Directors retainer of $24,000, or $120,000.

Each of the members of the Board of Directors standing for re-election met these share ownership guidelines as of March 2, 2007. Mr. Thiry, as chief executive officer, is subject to the management share ownership policy described below and meets the guidelines set forth in that policy.

Management Share Ownership Policy

In addition, we have a share ownership policy which applies to all members of our management team at the vice president level and above. See “Compensation Discussion and Analysis” beginning on page 32 of this proxy statement for more information regarding our management share ownership policy.

Code of Ethics and Code of Conduct

We have a code of ethics that applies to our chief executive officer, chief financial officer, controller and principal accounting officer, general counsel, all vice presidents and all professionals involved in the accounting and financial reporting functions. We also have a code of conduct that applies to all of our teammates. The code of ethics and the code of conduct can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has proposed that stockholders approve an amendment to the company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized common stock of the company to 450 million shares from the currently authorized number of 195 million shares. The Board of Directors has declared the proposed amendment to be advisable and has submitted it to a vote by the stockholders at the 2007 annual meeting.

If the proposed amendment is approved by the stockholders, the company plans to file a Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, as soon as practicable following the 2007 annual meeting to increase the number of shares of authorized common stock to 450 million.

On March 1, 2007, of the 195 million authorized shares of common stock, a total of approximately 105.0 million shares were outstanding, approximately 29.8 million shares were held in treasury and approximately 18.8 million shares were reserved for potential issuance in connection with our obligations to issue stock under employee compensation plans.

The additional authorized shares will enhance our flexibility in connection with possible future actions, such as stock splits, stock dividends, acquisitions of property and securities of other companies, financings, and other corporate purposes. The Board of Directors will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes. The Board of Directors believes that it is beneficial to the company to have the additional shares available for such purposes without delay or the necessity of a special meeting of stockholders. Other than the obligations referred to above for which shares of common stock have already been reserved, we have no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock which would be authorized by the proposed amendment.

If the proposed amendment is approved by the stockholders, the additional shares will be available for issuance from time to time without further action by the stockholders (unless required by applicable law, regulatory agencies or by the rules of any stock exchange on which our securities may then be listed) and without first offering those shares to the stockholders. Stockholders do not have preemptive rights with respect to the common stock. The issuance of common stock, or securities convertible into common stock, on other than a pro-rata basis would result in the dilution of a present stockholder’s interest in the company.

We have not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of the company. As of this date, we are unaware of any pending or threatened efforts to acquire control of the company.

At the 2007 annual meeting, the following resolution will be introduced:

“BE IT RESOLVED, that the first paragraph of Article Fourth of the Company’s Amended and Restated Certificate of Incorporation, as amended, be amended and restated in its entirety to read as follows:

“A. Shares Authorized. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Four Hundred Fifty-Five Million (455,000,000) shares, consisting of Four Hundred Fifty Million (450,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).””

The affirmative vote of a majority of the shares of common stock outstanding as of the record date and entitled to vote thereon is required for the approval of the proposed amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock.

The Board of Directors recommends a vote FOR the approval of the proposed amendment to the Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR EMPLOYEE STOCK PURCHASE PLAN, INCLUDING AN INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN

General

The Board of Directors is proposing for stockholder approval the amendment and restatement (the “ESPP Amendment”) of our Employee Stock Purchase Plan (the “ESPP”). If approved by stockholders, the ESPP Amendment would add an additional 800,001 shares of common stock to the number of shares authorized for issuance under the ESPP and provide for electronic share accounts with a broker designated by the Compensation Committee, which would eliminate the requirement for the delivery of physical certificates and facilitate the tracking of the disqualifying disposition of shares acquired under the ESPP. The ESPP encourages ownership of our common stock by eligible employees by permitting them to purchase, subject to the terms and conditions included in the ESPP, a limited number of shares at a discount rate. The Board of Directors approved the ESPP Amendment on March 2, 2007, subject to stockholder approval.

Reason for Proposing the ESPP Amendment

Under the ESPP, 1,699,999 shares of common stock are authorized for issuance. As of March 1, 2007, eligible employees have purchased 1,245,342 shares under the ESPP and 454,657 shares remain available for purchase under the ESPP. No shares will be purchased by employees under the ESPP between March 1, 2007 and the date of our 2007 annual meeting. At current participation levels, we estimate that, in the absence of an amendment to increase the number of shares of common stock authorized under the ESPP, all currently authorized shares will be purchased by early 2008. If the ESPP Amendment is approved, the number of shares available for purchase under the ESPP will be increased by 800,001 shares. This increase in the number of shares available for purchase under the ESPP will enable eligible employees to purchase shares under the ESPP for an additional period of time.

If the ESPP Amendment is approved, the company will have the ability to establish electronic share accounts for each participant at a broker designated by the Compensation Committee. Electronic share accounts will eliminate the requirement for the delivery of physical certificates, which will streamline purchases and sales of common stock by participants and eliminate the risk of loss or damage to physical certificates and facilitate the tracking of the disqualifying disposition of shares acquired under the ESPP.

History of the ESPP

The ESPP was originally adopted by the Board of Directors on October 24, 1995 and was approved by stockholders on June 6, 1996. Initially, the maximum number of shares of common stock that we could issue under the ESPP was 200,000 shares. On September 26, 1997, the Board of Directors adjusted the total number of shares available for issuance under the ESPP to 333,333 shares, to reflect the payment of a dividend on our common stock of two shares for every three shares then outstanding. An amendment to increase the number of shares available for purchase under the ESPP by 800,000 shares was adopted by the Board of Directors and was approved by stockholders on December 17, 1999. The Board of Directors approved an amendment and restatement of the ESPP, effective July 10, 2002, to change the name of the ESPP to reflect our new corporate name and to make certain other clarifying changes. On May 21, 2004, our Board of Directors adjusted the total number of shares available for issuance under the ESPP to 1,699,999 shares to reflect a three-for-two stock split of our common stock.

Description of the ESPP

The following is a description of the terms of the ESPP, as proposed to be amended and restated. This description is qualified in its entirety by reference to the plan document, as proposed to be amended and restated, a copy of which is attached to this proxy statement as Appendix A and incorporated herein by reference.

Administration. The Compensation Committee administers the ESPP. Pursuant to the ESPP, members of the Compensation Committee have the authority to interpret the ESPP and to prescribe the rules and procedures relating to the ESPP and to take all other actions necessary or appropriate in connection with the administration of the ESPP. The company pays all costs and expenses of administering the ESPP.

Shares Subject to the ESPP. The maximum number of shares of common stock authorized for issuance under the ESPP is 1,699,999 shares, subject to adjustment in the event of certain changes to our capital structure as described in the ESPP. As noted above, 1,245,342 shares have already been purchased by eligible employees under the ESPP and 454,657 shares remain available for purchase as of March 1, 2007, and no additional shares will be purchased under the ESPP between March 1, 2007 and the date of our 2007 annual meeting. If stockholders approve the ESPP Amendment, a total of 2,500,000 shares would be available for purchase under the ESPP subject to adjustment in the event of certain changes to our capital structure. This represents an increase of 800,001 shares over the number of shares that would have been available for purchase in the absence of the ESPP Amendment. The shares of common stock sold under the ESPP may be authorized and unissued shares or shares reacquired by the company.

Eligibility. Any employee of the company or any of its subsidiaries who is scheduled to work at least twenty hours per week is eligible to participate in the ESPP, provided such employee has completed at least three months of continuous employment prior to the first day of the applicable purchase right period (as described below). Notwithstanding anything to the contrary contained in the ESPP, no employee may be granted purchase rights under the ESPP if the employee would, after the grant of the purchase rights, be deemed to own 5% or more of the combined voting power or value of all classes of stock of the company or of a subsidiary. As of March 1, 2007, we have approximately 28,000 employees and approximately 24,000 employees are eligible to participate in the ESPP.

Participation and Payroll Deductions. Eligible employees may purchase shares of common stock under the ESPP through payroll deductions during each purchase right period with amounts accumulated during each purchase right period or by lump sum contribution by the participant at the beginning of the purchase right period. An eligible employee may enroll in the ESPP by executing prior to the commencement of each purchase right period a form provided by the company stating the amount of the requested payroll deduction or lump sum contribution. The minimum dollar amount that may be deducted and contributed per payroll period is $10. Once a participant has designated the amount of his or her contribution for a purchase right period, the participant cannot change the amount for such purchase right period without terminating his or her purchase right.

The amounts contributed by a participant (whether by means of payroll withholding or a lump sum advance contribution) will be deposited into a separate account maintained for the participant. No interest is paid on the amounts credited to a participant’s account. Notwithstanding anything to the contrary in the ESPP, a participant may not accrue a right to purchase common stock under the ESPP at a rate that exceeds an aggregate fair market value of $25,000 per calendar year.

Purchase Right Periods. Shares of common stock will be offered under the ESPP through two purchase right periods each year, from January 1 to December 31, and from July 1 to December 31. Which purchase right period will apply to a participant will depend on when a participant elects to start making contributions for the year. Participating employees are required to elect how much they will contribute toward their purchase rights prior to the start of the purchase right period.

Exercise of Purchase Rights. Unless earlier terminated, purchase rights will be exercised automatically on the last day of each purchase right period. Funds held in a participant’s account on the last day of the purchase right period will be used to purchase shares of common stock for the participant. If stockholders approve the ESPP Amendment, shares purchased at the end of a purchase right period will be credited to electronic share accounts established for each participant at a broker designated by the Compensation Committee. The shares will be held in such accounts until the holding period set forth in section 423(a) of the Internal Revenue Code has been satisfied. After the expiration of the holding period required by section 423(a) of the Internal Revenue Code, which is two years after the first day of the purchase right period, or one year after the last day of the purchase right period, whichever is later, participants may move the shares to other brokers of their choice or have the shares transferred to them.

If the funds a participant contributes exceed the purchase price of a whole number of shares, we will apply the surplus funds to the next purchase right period, unless the participant requests a refund. If the employee does not elect to participate in the next purchase right period, we will automatically refund those excess amounts to the employee.

Purchase Right Price. The price at which a participating employee will purchase each share covered by a purchase right will be the lesser of (i) 100% of the fair market value of a share of common stock on the first day of the applicable purchase right period, or (ii) 85% of the fair market value of a share of common stock on the last day of that purchase right period. The fair market value of a share of common stock on any relevant date under the ESPP will be the last reported sale price of our common stock on the NYSE on the particular day, or if the NYSE is closed on a particular day, then the last reported sale price for the preceding day. On March 1, 2007, the fair market value per share of our common stock was $54.44. Purchases are subject to the aggregate limitation on the number of shares that are available under the ESPP and the ESPP limitations applicable to individual participants.

Termination of Purchase Rights. A participant may elect to terminate his or her purchase right at any time prior to the last day of the purchase right period. To do so, the participant must complete the form provided by the company for this purpose, and submit it to our people services department. A participant’s purchase right will terminate automatically if the participant ceases to be our employee for any reason (including death, disability or retirement) prior to the last day of the purchase right period. A transfer of employment or service between the company and a subsidiary or between different subsidiaries is not considered a termination for purposes of the ESPP. Furthermore, an approved leave of absence is not treated as termination of employment for this purpose if it does not exceed 90 days (unless the participant’s rights to reemployment are guaranteed by statute or contract). Upon the termination of a participant’s purchase right, all amounts held in a participant’s account will be refunded to the participant.

Termination Events. Notwithstanding anything to the contrary in the ESPP, all purchase rights shall be automatically exercised immediately preceding (i) a transaction in which the company will cease to be an independent publicly-owned corporation, (ii) a sale or other disposition of all or substantially all the assets of the company, or (iii) a termination of the ESPP. In the case of a termination event described in (i) or (ii) above, the fair market value of our common stock on the last day of the purchase right period will be deemed to be equal to the per share consideration received in the transaction by the holders of the common stock.

Adjustment Upon Changes in Capitalization. If the outstanding shares of our common stock are increased, decreased, or exchanged for different securities through a reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock dividend, or other similar transaction, a proportionate adjustment will be made by the Compensation Committee to (i) the number, price, and kind of shares subject to outstanding purchase rights, and (ii) the maximum number and kind of shares that are available for issuance under the ESPP.

Proration of Purchase Rights. If the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the ESPP, then (i) the Compensation Committee will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis; and (ii) the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock pro-rated to such individual, will be refunded to the participant.

Nontransferability. A participant’s rights under the ESPP are not transferable.

Indemnification of the Board of Directors. To the maximum extent permitted by law and subject to certain exceptions, we will indemnify each member of the Board of Directors and any other employee with duties under the ESPP against expenses (including any amount paid in settlement or in satisfaction of a judgment) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under the ESPP.

Amendment and Termination of the ESPP. The Board of Directors may terminate or amend the ESPP at any time. However, the Board of Directors may not, without the approval of our stockholders, adopt any amendment that relates to (i) the class of individuals eligible to participate in the ESPP, or (ii) the aggregate number of shares to be granted under the ESPP.

Federal Income Tax Consequences

The following is a brief summary of the United States federal income tax consequences under the ESPP.

The ESPP is intended to qualify as an “Employee Stock Purchase Plan” within the meaning of section 423 of the Internal Revenue Code. Under section 423, an eligible employee who elects to participate in the ESPP will not realize any taxable income at the time common stock is purchased under the ESPP for such eligible employee.

If a participant disposes of common stock purchased under the ESPP two years or more after the first day of the purchase right period or one year or more after the date the purchase right is exercised, which is the last day of the purchase right period, whichever is later, a participant will recognize long-term capital gain or loss. The company will not be entitled to any deduction with respect to a disposition of common stock occurring under the circumstances described in this paragraph.

If a participant disposes of common stock purchased under the ESPP within two years after the first day of the purchase right period, or within one year after the date the purchase right is exercised, whichever is later, the participant will recognize ordinary income, and the company will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value of the common stock on the last day of the purchase right period over the purchase price of the common stock under the ESPP. The participant’s cost basis in the common stock will be increased by the amount of the ordinary income recognized by the participant. In addition, upon the disposition of the common stock, a participant will recognize capital gain or loss equal to the difference between the price at which the common stock is disposed of and the cost basis in the common stock, as so increased. The company will not be entitled to any deduction with respect to the amount recognized by the participant as capital gain.

The affirmative vote of a majority of the shares of common stock present at the 2007 annual meeting, in person or by proxy and entitled to vote thereon, is required for the approval of the proposed amendment and restatement of our ESPP, including an increase in the number of shares of common stock available for issuance under the ESPP, and total votes cast on this proposal must represent over 50% of all outstanding shares.

The Board of Directors recommends a vote FOR the amendment and restatement of our ESPP, including an increase in the number of shares of common stock available for issuance under the ESPP.

PROPOSAL NO. 4

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2002 EQUITY COMPENSATION PLAN, INCLUDING AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN

General

The Board of Directors is proposing for stockholder approval an amendment and restatement (the “Plan Amendment”) of our 2002 Equity Compensation Plan (the “Equity Compensation Plan”). The Equity Compensation Plan provides for the issuance of stock-based awards to more closely align the interests of recipients with the interests of our stockholders. The Equity Compensation Plan permits the issuance of stock options, SARs, restricted stock units and other forms of stock-based awards, including stock issuances and restricted stock. If approved by stockholders, the Plan Amendment would increase the number of shares of common stock available for issuance under the Equity Compensation Plan by 6,000,000 shares, remove certain share recycling provisions from the Equity Compensation Plan, change the amount by which share reserves under the Equity Compensation Plan are reduced by full value share awards to 3.0 times from 2.75 times the number of shares subject to the award, change the limit on the maximum number of shares of common stock that may be subject to awards granted to any single recipient in any consecutive twenty-four month period so that it applies only to awards of stock options and SARs, and provide additional exceptions from the three-year minimum vesting period generally applicable to grants of restricted stock units and other stock awards, including stock issuances and restricted stock or their functional equivalents. The Board of Directors approved the Plan Amendment on March 2, 2007, subject to stockholder approval.

Reason for Proposing the Plan Amendment

As of December 31, 2006, 16,244,815 shares of common stock remain authorized for issuance under the Equity Compensation Plan. As of December 31, 2006, a total of 8,161,532 shares were subject to outstanding stock options, stock-settled stock appreciation rights (“SSARs”) and restricted stock units and 8,083,283 shares of common stock were available for the issuance of new awards under the Equity Compensation Plan. The company is asking stockholders to approve an increase in the number of shares available under the Equity Compensation Plan to a level that the company believes will, on the basis of current assumptions, ensure that enough shares remain available for issuance under the Equity Compensation Plan through approximately the end of 2009. If the Plan Amendment is approved, the number of shares authorized under the Equity Compensation Plan will be increased by 6,000,000 shares.

In addition, if the Plan Amendment is approved, certain share recycling provisions in the Equity Compensation Plan will be removed to avoid an unexpected dilutive effect of the Equity Compensation Plan apart from what is reflected by the number of shares authorized under the Equity Compensation Plan. The amount by which share reserves under the Equity Compensation Plan are reduced by full value share awards will be changed from 2.75 times to 3.0 times the number of shares subject to the award to better reflect the expected ratio of exchange value between full value share awards and options or SARs priced at fair market value on the date of the grant.

Also, if the Plan Amendment is approved, the limit on the maximum number of shares of common stock that may be subject to awards granted to any single recipient in any consecutive twenty-four month period will be changed so that it applies only to awards of stock options and SARs. This limit was included in the Equity Compensation Plan in order to enable awards subject to the limit to qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m). As explained below, stock options and SARs are the only types of awards under the Equity Compensation Plan that may qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m). The restriction of the application of this limit to stock options and SARs will enable such awards to continue to qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) while providing greater flexibility to the Compensation Committee in the exercise of its authority to make and determine the terms of awards under the Equity Compensation Plan.

Finally, if the Plan Amendment is approved, grants of restricted stock units, restricted stock and stock issuances which in the aggregate do not exceed 5% of the shares available under the Equity Compensation Plan will not be subject to minimum vesting provisions. However, grants of restricted stock units, restricted stock and stock issuances which exceed this threshold will be subject to a three-year minimum vesting period, except that grants to non-executive employees of the company (employees who do not hold the title of vice president or an equivalent title) will be subject to a two-year minimum vesting period and grants that vest based on the attainment of performance objectives will be subject to a one-year minimum vesting period. The provision of these additional exceptions to the general three-year minimum vesting period under the existing Equity Compensation Plan will provide greater flexibility to the Compensation Committee in the exercise of its authority to make and determine the terms of awards under the Equity Compensation Plan.

History of the Equity Compensation Plan

The Equity Compensation Plan was originally adopted by the Board of Directors on February 8, 2002 and was approved by stockholders on April 11, 2002. An amendment authorizing awards to be made in the form of restricted stock, (direct) stock issuances, SARs and other stock-based awards, decreasing the total number of shares available for issuance under the Equity Compensation Plan and specifying the exact number of shares that were transferred to the Equity Compensation Plan from the predecessor plans was adopted by the Board of Directors on February 26, 2003 and approved by stockholders on May 21, 2003. On May 21, 2004, the Board of Directors approved an adjustment to the number of shares available under the Equity Compensation Plan to reflect a three-for-two stock split. On March 30, 2005, the Board of Directors adopted amendments establishing a 10 year term for the Equity Compensation Plan and adjusting both the limit on the number of shares that can be subject to grants awarded to any single recipient in any consecutive twenty-four month period and the maximum number of shares that may be issued pursuant to incentive stock options to reflect the 2004 three-for-two stock split. On July 25, 2006, the Board of Directors approved an amendment and restatement of the Equity Compensation Plan to include the treatment of SARs in the definition of “Fair Market Value”.

Description of the Equity Compensation Plan

The following is a description of the terms of the Equity Compensation Plan, as proposed to be amended and restated. This description is qualified in its entirety by reference to the plan document, as proposed to be amended and restated, a copy of which is attached to this proxy statement as Appendix B and incorporated herein by reference.

Eligibility and Participation. Generally, all employees, directors, and other persons providing bona fide services to us or any of our subsidiaries are eligible to receive awards under the Equity Compensation Plan. However, persons providing services to us only in connection with the offering or sale of securities in a capital raising transaction are not eligible to receive awards under the Equity Compensation Plan. In addition, incentive stock options may only be awarded to employees. Currently, we have over 28,000 employees.

Under the existing Equity Compensation Plan, the maximum number of shares of common stock that may be subject to awards made to any single recipient in any consecutive twenty-four month period is 2,250,000 shares. If stockholders approve the Plan Amendment, this limit will be applicable only to awards of stock options and SARs.

Administration of the Equity Compensation Plan. The Equity Compensation Plan is administered by our Compensation Committee, which is composed of independent non-employee directors. To the extent permitted by applicable law and the requirements of the NYSE, our Board of Directors may, by a resolution adopted by the Board of Directors, delegate the ability to make awards under the Equity Compensation Plan. The Compensation Committee has the authority to interpret the Equity Compensation Plan and to adopt rules and procedures relating to the administration of the Equity Compensation Plan.

Shares Subject to the Equity Compensation Plan. As of December 31, 2006, 16,244,815 shares of common stock remain authorized for issuance under the Equity Compensation Plan. As noted above, as of December 31, 2006, 8,161,532 shares were subject to outstanding stock options, SSARs and restricted stock units and 8,083,283 shares of common stock were available for the issuance of new awards under the Equity Compensation Plan. If stockholders approve the Plan Amendment, an additional 6,000,000 shares will be available for issuance under the Equity Compensation Plan. Shares of common stock will be issued under the Equity Compensation Plan directly from our authorized but unissued shares of common stock or from shares that we have repurchased.

Under the existing Equity Compensation Plan, the number of shares available under the Equity Compensation Plan is reduced by 2.75 times the number of shares subject to an award of restricted stock units or other stock award. If stockholders approve the Plan Amendment, the amount by which the remaining share reserve in the Equity Compensation Plan will be reduced for awards of restricted stock units or other stock awards will be changed from 2.75 times to 3.0 times the number of shares subject to the award. Under the existing Equity Compensation Plan and the Plan Amendment, the number of shares available under the Equity Compensation Plan is reduced by 1.0 times the number of shares included in an award of options or SARs.

Shares subject to outstanding options or other awards under the Equity Compensation Plan or a predecessor plan that expire prior to the issuance of the shares subject to those options or awards will be available for subsequent issuance under the Equity Compensation Plan. In addition, unvested shares issued under the Equity Compensation Plan or a predecessor plan and subsequently forfeited to the company will be added back to the number of shares reserved for issuance under the Equity Compensation Plan and will accordingly be available for subsequent issuance. Further, if any award under the Equity Compensation Plan or a predecessor plan is settled for cash, the shares subject to the award will be available for subsequent issuance. In each case, the shares that are added back will be equal to the number of shares subject to the award times 3.0 for restricted stock units or other stock awards and times 1.0 for options or SARs. The following shares will not be added back to the shares available for use under the Equity Compensation Plan: shares tendered or withheld to pay the option exercise price, shares tendered or withheld to satisfy tax withholding obligations upon the exercise or vesting of an award, or shares subject to a SAR that are not issued in connection with the stock settlement of the SAR. In addition, any grants issued in substitution of a grant previously awarded by an entity acquired by the company to an individual who performed service for the acquired entity will not reduce the shares available for use under the Equity Compensation Plan.

The maximum number of shares that may be issued pursuant to incentive stock options under the Equity Compensation Plan is 7,500,000 shares. This amount will not change as a result of the proposed increase in authorized shares under the Equity Compensation Plan.

Awards. The following types of awards and other stock-based awards may be granted under the Equity Compensation Plan. Awards will be granted in such amounts, at such times, to such eligible recipients, on such terms and in such form as the Compensation Committee or other delegated authority may approve in accordance with the provisions of the Equity Compensation Plan.

Stock Options. Options granted under the Equity Compensation Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NQSOs”).

The terms and conditions of each option are determined at the time of the grant and included in a written agreement with the recipient. The terms of each option agreement will set forth, among other things: (i) the per share exercise price of the option, which will not be less than the closing price of our common stock as reported on the NYSE on the date of the grant; (ii) the termination date of the option, which will not be later than five years from the date of the grant, except in the event of death or disability; and (iii) the effect on the option of the termination of the recipient’s employment or service or a change of control.

The closing price for our common stock as reported on the NYSE on March 1, 2007 was $54.44 per share.

To the extent an option is intended to qualify as an ISO, the option must comply with the requirements for such treatment under Section 422 of the Internal Revenue Code. ISOs are subject to the following special restrictions: (i) ISOs may only be granted to our employees or the employees of our subsidiaries; (ii) the exercise price for an ISO must be at least equal to 100%, or 110% in the case of stockholders holding more than 10% of the total combined voting power of all classes of our common stock, of the fair market value of our common stock, determined on the date of the grant; and (iii) the aggregate fair market value, determined as of the date of the grant, of the number of shares of common stock with respect to which ISOs are exercisable for the first time by a recipient during any calendar year shall not exceed $100,000.

Stock Appreciation Rights. We may also grant SARs, whereby the recipient will have the right to receive payment equal to the difference between the fair market value of our common stock on the date of the grant and the date on which the right is exercised. SARs may be settled in cash or common stock. The written agreement will specify the form of settlement.

The terms and conditions of each SAR are determined at the time of grant and included in a written agreement with the recipient. The SAR agreement will set forth, among other things: (i) the per share base price of the SAR, which will not be less than the closing price of our common stock as reported on the NYSE on the date of the grant; (ii) the termination date of the SAR, which will not be later than five years after the date of grant, except in the event of death or disability; and (iii) the effect on the SAR of the termination of the recipient’s employment or service or a change of control.

Restricted Stock Units. We may also award restricted stock units which entitle the holder thereof to receive shares of common stock upon the expiration of a vesting period and the satisfaction of such other restrictive conditions as the Compensation Committee shall determine. If stockholders approve the Plan Amendment, grants of restricted stock units, restricted stock and stock issuances which in the aggregate do not exceed 5% of the shares available under the Equity Compensation Plan will not be subject to minimum vesting provisions. However, grants of restricted stock units, restricted stock and stock issuances which exceed this threshold will be subject to a three-year minimum vesting period, except that grants to non-executive employees of the company (employees who do not hold the title of vice president or an equivalent title) will be subject to a two-year minimum vesting period and grants that vest based on the attainment of performance objectives will be subject to a one-year minimum vesting period. Prior to the settlement of a restricted stock units award, the holder of the award will have no rights as a stockholder with respect to the shares of common stock subject to the award.

The terms, conditions, and restrictions of each restricted stock units award are determined at the time of the award and included in a written agreement with the recipient. The restricted stock units agreement will set forth, among other things: (i) the period determined by the Compensation Committee during which the restrictive conditions will apply; and (ii) the effect on the restricted stock units of the termination of the recipient’s employment or service or a change of control.

Other Stock-Based Awards. We have the authority to issue other types of stock-based awards under the Equity Compensation Plan which are related to or serve a similar function as those awards described above. The terms of those awards may be contained in the written agreement evidencing the grant. Other types of stock-based awards include stock issuances and restricted stock. We may grant fully vested shares of common stock to recipients for compensation previously earned. The shares may be issued immediately or on a deferred basis. Grants of fully vested shares will be subject to specified conditions as determined by the Compensation Committee. We may also grant restricted stock awards which are shares of common stock issued to a recipient where the recipient does not immediately possess a vested right to the shares. Grants of restricted stock will be subject to such restrictive conditions as the Compensation Committee shall determine. However, the vesting period for stock issuances and restricted stock will be subject to the limitations described under “Restricted Stock Units” above.

Nontransferability. Awards are exercisable only by the recipient and generally are not transferable or assignable except by will and the laws of descent and distribution.

Modification of Awards. The Compensation Committee may modify an existing award, including by accelerating the right to exercise any award or extending or renewing any award. However, without first obtaining the approval of our stockholders, we may not (i) reduce or reprice the exercise or base price of any outstanding stock option or SAR, including any repricing effected by issuing replacement stock options or SARs for outstanding stock options or SARs that have an exercise or base price greater than the fair market value of the underlying common stock, (ii) cancel a stock option or SAR in exchange for cash or another award, or (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under NYSE rules and regulations.

Adjustments. In the event of any change in capitalization of the company affecting its common stock such as a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other similar transaction, our Compensation Committee shall make such adjustments as it may deem appropriate with respect to: (i) the maximum number and/or kind of shares that may be awarded under the Equity Compensation Plan, including the limitations on the size of grants under the Equity Compensation Plan; and (ii) the number, kind and exercise price of shares covered by outstanding awards. The Compensation Committee shall also make such adjustments as it may deem appropriate in the event of a spin-off or other distribution of company assets to stockholders (other than normal cash dividends).

Termination or Amendment of the Equity Compensation Plan. Subject to the limitations of applicable law and the NYSE, our Board of Directors may amend or terminate the Equity Compensation Plan at any time. With respect to ISOs, stockholders must approve any amendment that changes (i) the class of employees who are eligible to receive ISOs or (ii) the maximum number of shares of common stock that may be issued as ISOs under the Equity Compensation Plan. In addition, stockholders must approve any amendment to the provisions described above under “Modification of Awards” that require stockholder approval.

Federal Income Tax Consequences of the Equity Compensation Plan

The following discussion briefly summarizes the United States federal income tax consequences with respect to awards under the Equity Compensation Plan.

Incentive Stock Options. A recipient will not recognize taxable income upon the grant or the exercise of an ISO (except potentially under the alternative minimum tax), and we are not entitled to an income tax deduction as a result of the grant or exercise of an ISO. Any gain or loss resulting from the subsequent sale of shares of common stock purchased upon exercise of an ISO will be long-term capital gain or loss if the sale is made after the later of:

•	two years from the date of the grant of the ISO; or

•	one year from the date of exercise of the ISO.

If both of the holding periods have been satisfied, the recipient will recognize long-term capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the exercise price of the ISO. The company will not be entitled to any deduction with respect to the amount recognized by the recipient as capital gain.

If a recipient sells common stock acquired upon the exercise of an ISO prior to the expiration of both of the holding periods, the sale will be a “disqualifying disposition”. The recipient will generally recognize ordinary income in the year of the disqualifying disposition in an amount equal to the difference between the exercise price of the ISO and the fair market value of the shares of our common stock on the date of exercise of the ISO. However, if the stock price drops, the amount of ordinary income recognized by the recipient generally will not exceed the difference between the amount realized on the sale and the exercise price. We will be entitled to an income tax deduction equal to the amount taxable as ordinary income to the recipient. The recipient will be required to satisfy tax withholding requirements applicable to such ordinary income. Any additional gain recognized by the recipient upon the disqualifying disposition will be taxable as long-term capital gain if the shares of common stock have been held for more than one year before the disqualifying disposition, or short-term capital gain if the shares of common stock have not been held for more than one year before the disqualifying disposition.

The amount by which the fair market value, determined on the date of exercise, of the shares of common stock purchased upon exercise of an ISO exceeds the exercise price will constitute an adjustment to the recipient’s income for purposes of the alternative minimum tax in the year that the ISO is exercised.

Nonqualified Stock Options. As with an ISO, a recipient will not recognize taxable income upon the grant of an NQSO, and we are not entitled to an income tax deduction as a result of the grant of an NQSO. Unlike an ISO, however, upon the exercise of an NQSO, the recipient generally will recognize ordinary income, and we will be entitled to an income tax deduction, in the amount by which the fair market value of the shares of common stock purchased upon exercise, determined as of the date of exercise, exceeds the exercise price. The recipient will be required to satisfy tax withholding requirements applicable to such ordinary income.

Upon the sale of shares of common stock acquired upon the exercise of an NQSO, the recipient will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of the shares on the date of exercise. If the recipient has held the shares for more than one year at the time of the sale, the capital gain or loss will be long-term, otherwise it will be short-term. The company will not be entitled to any deduction with respect to the amount recognized by the recipient as capital gain.

Stock Appreciation Rights. As with an NQSO, a recipient will not recognize taxable income on the grant of an SAR, and we are not entitled to an income tax deduction as a result of the grant of an SAR. Upon the exercise of a SAR, the recipient generally will recognize ordinary income, and we will be entitled to an income tax deduction, in the amount equal to the fair market value of the shares of common stock received upon exercise, determined as of the date of exercise. If the SAR is settled in cash instead of stock, the ordinary income, and corresponding deduction, will equal the amount of the cash received upon exercise. The recipient will be required to satisfy withholding requirements applicable to such ordinary income.

Upon the sale of shares of common stock acquired upon the exercise of a SAR, the recipient will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of the shares on the date of exercise. If the recipient has held the shares for more than one year at the time of sale, the capital gain or loss will be long-term, otherwise it will be short-term. The company will not be entitled to any deduction with respect to the amount recognized by the recipient as capital gain.

Restricted Stock Units. A recipient will not recognize taxable income at the time restricted stock units are granted and the company will not be entitled to a tax deduction at such time. Upon the settlement of restricted stock units, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares of common stock on the date of issuance. The recipient will be required to satisfy tax withholding requirements applicable to such ordinary income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient, except to the extent the deduction limits of Section 162(m) apply.

Upon the sale of shares of common stock received upon the settlement of restricted stock units, the recipient will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of the shares on the date of issuance. If the recipient has held the shares for more than one year at the time of the sale, the capital gain or loss will be long-term, otherwise it will be short-term. The company will not be entitled to any deduction with respect to the amount recognized by the recipient as capital gain.

Other Stock-Based Awards. The federal income tax consequences of other stock-based awards will depend on how the awards are structured.

With respect to stock issuances, a recipient receiving unrestricted shares of common stock will recognize ordinary income at the time the common stock is awarded, and we will be entitled to an income tax deduction, in the amount equal to the fair market value of the shares of common stock on the grant date. The recipient will be required to satisfy tax withholding requirements applicable to such ordinary income.

With respect to restricted stock awards, the recipient will recognize ordinary income when the shares are no longer subject to a substantial risk of forfeiture in the amount equal to the fair market value of the shares of common stock at that time. However, a recipient may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the year the restricted stock is granted in an amount equal to the fair market value of the common stock at the time of the grant. The recipient will be required to satisfy tax withholding requirements applicable to such ordinary income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient for the taxable year in which such ordinary income is recognized by the recipient.

Compensation Deduction Limitation. We anticipate that any compensation deemed paid by the company in connection with the disqualifying disposition of ISOs or the exercise of NQSOs or SARs will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options and SARs granted under the Equity Compensation Plan will remain deductible by the company without limitation under Section 162(m). However, any compensation deemed paid by the company in connection with restricted stock units or other stock awards issued under the Equity Compensation Plan generally will be subject to the $1 million limitation.

The affirmative vote of a majority of the shares of common stock present at the 2007 annual meeting, in person or by proxy and entitled to vote thereon, is required for the approval of the proposed amendment and restatement of our Equity Compensation Plan, including an increase in the number of shares of common stock available for issuance under the Equity Compensation Plan, and total votes cast on this proposal must represent over 50% of all outstanding shares.

The Board of Directors recommends a vote FOR the amendment and restatement of our Equity Compensation Plan, including an increase in the number of shares of common stock available for issuance under the Equity Compensation Plan.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Representatives of KPMG LLP are not expected to attend the annual meeting in person, but will be available by teleconference to respond to appropriate questions and to make a statement if they so desire. If KPMG LLP should decline to act or otherwise become incapable of acting, or if KPMG LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2007. Although we are not required to seek stockholder ratification of this appointment, the Board of Directors believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The following table sets forth the aggregate professional fees billed to the company for the years ended December 31, 2006 and 2005 by KPMG LLP, the company’s independent registered public accounting firm:

	2006	2005
Audit fees (1)	$1,917,400	$2,174,500
Audit-related fees (2)	1,586,420	289,300
Tax fees (3)	32,794	30,400
All other fees	—	—

	$3,536,614	$2,494,200

(1)	Includes aggregate fees for the audit of our consolidated financial statements, which included KPMG LLP’s attestation report on management’s assessment of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act and the three quarterly reviews of our reports on Form 10-Q and other SEC filings.
(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees,” including fees of $916,756 for the first two years of KPMG LLP’s services as an independent review organization for our subsidiary, DVA Renal Healthcare, Inc., audits of employee benefit plans, an audit of one of our majority-owned joint ventures, and an audit of our divested centers, which were required to be divested by the Federal Trade Commission in order for us to complete the acquisition of DVA Renal Healthcare. The independent review organization is a requirement of the corporate integrity agreement entered into by DVA Renal Healthcare, Inc. with the Department of Health and Human Services in connection with the settlement agreement that DVA Renal Healthcare, Inc. entered into with the Department of Justice in December 2004. One requirement of the corporate integrity agreement is for DVA Renal Healthcare, Inc. to engage an independent review organization to conduct an annual review of, among other things, certain of its reimbursement claims. We hired KPMG LLP to be the independent review organization.
(3)	Includes fees for professional services rendered for tax advice and tax planning. None of these fees were for tax compliance or tax preparation services.

In connection with the audit of our financial statements and internal control over financial reporting for fiscal 2006 and 2005, we entered into an agreement with KPMG LLP which sets forth the terms by which KPMG LLP will perform audit services for the company. That agreement is subject to alternative dispute resolution procedures, an exclusion of punitive damages and various other provisions.

Pre-approval Policies and Procedures

The Audit Committee of our Board of Directors is required to pre-approve the audit, audit-related, tax and all other services provided by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related, tax and all other services provided by the independent registered public accounting firm, KPMG LLP, and is available on our website, located at http://www.davita.com. The Audit Committee pre-approved all such services in 2006 and concluded that such services performed by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon, is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2007.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 1, 2007 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors, named executive officers and other executive officers, and (c) all of our directors, named executive officers and other executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of the company.

Name and address of beneficial owner (1)	Number of shares beneficially owned	Percentage of shares beneficially owned
FMR Corp. (2) 82 Devonshire Street Boston, Massachusetts 02109	5,451,685	5.2%
Peninsula Investment Partners, L.P. and Peninsula Capital Advisors, LLC (3) 404B East Main Street Charlottesville, Virginia 22902	6,000,000	5.7%
T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, Maryland 21202	5,409,323	5.2%
Kent J. Thiry (5)	1,520,827	1.4%
Gary W. Beil (6)	—	—
Mark G. Harrison	—	—
James K. Hilger (7)	12,500	*
Thomas L. Kelly (8)	4,500	*
Mary R. Kowenhoven	—	—
Charles J. McAllister (9)	22,249	*
Joseph C. Mello (10)	399,431	*
Georgina Randolph (11)	84,932	*
Christopher J. Riopelle (12)	6,250	*
Joseph Schohl (13)	20,150	*
Thomas O. Usilton Jr. (14)	35,200	*
Charles G. Berg	—	—
Willard W. Brittain, Jr.	—	—
Nancy-Ann DeParle (15)	26,772	*
Richard B. Fontaine (16)	49,740	*
Peter T. Grauer (17)	70,745	*
C. Raymond Larkin Jr. (18)	83,628	*
John M. Nehra (19)	98,278	*
William L. Roper (20)	40,546	*
Roger J. Valine (21)	108	*
Richard C. Vaughan (22)	5,902	*
All directors, named executive officers and other executive officers as a group (22 persons) (23)	2,481,758	2.3%

*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth in the following table, the address of each beneficial owner is 601 Hawaii Street, El Segundo, California 90245.
(2)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2007. FMR Corp. is the beneficial owner of these shares through its control of the following entities: Fidelity Management & Research Company, beneficial owner of 4,909,746 shares; Fidelity Management Trust Company, beneficial owner of 72,205 shares; Strategic Advisers, Inc., beneficial owner of 140 shares;

Pyramis Global Advisors Trust Company, beneficial owner of 300,950 shares; and Fidelity International Limited, beneficial owner of 168,644 shares. Mr. Edward C. Johnson 3rd is the chairman of FMR Corp. By virtue of his position as chairman of FMR Corp. and the Johnson family’s controlling ownership in FMR Corp., they may be deemed to have the sole power to dispose of the 4,909,746 shares owned by Fidelity Management & Research Company. They may be deemed to have the sole power to dispose of and to vote the 72,205 shares owned by Fidelity Management Trust Company. They may be deemed to have the sole power to dispose of 300,950 shares and the sole power to vote 262,900 shares owned by Pyramis Global Advisors Trust Company. By virtue of Mr. Johnson’s position as chairman of Fidelity International Limited and the Johnson family’s controlling ownership in Fidelity International Limited, they may be deemed to have the sole power to dispose of and vote the 168,644 shares owned by Fidelity International Limited.

(3)	Based upon information contained in a Schedule 13G filed with the SEC on February 9, 2007. Peninsula Investment Partners, L.P. and Peninsula Capital Advisors, LLC are the beneficial owners of 6,000,000 shares with the shared power to vote and dispose of the 6,000,000 shares.
(4)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2007. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Includes 22,743 shares held in a family trust and 1,367,444 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007 and 14,461 vested but unissued restricted stock units.
(6)	Mr. Beil retired in December 2006 and was no longer an executive officer of the company on March 1, 2007. The information provided in the table for Mr. Beil is based on the most recent information available to the company.
(7)	Includes 12,500 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007.
(8)	Mr. Kelly resigned in May 2006 and was no longer an executive officer of the company on March 1, 2007. The information provided in the table for Mr. Kelly is based on the most recent information available to the company.
(9)	Includes 21,250 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007.
(10)	Includes 376,562 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007 and 9,091 vested but unissued restricted stock units.
(11)	Includes 83,500 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007.
(12)	Includes 6,250 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007.
(13)	Includes 20,150 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007.
(14)	Includes 35,200 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007.
(15)	Includes 24,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007 and 215 vested but unissued restricted stock units.
(16)	Includes 40,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007 and 215 vested but unissued restricted stock units.
(17)	Includes 67,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007 and 1,894 vested but unissued restricted stock units.
(18)	Includes 75,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007 and 215 vested but unissued restricted stock units.
(19)	Includes 48,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007 and 1,894 vested but unissued restricted stock units.

(20)	Includes 31,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007 and 1,894 vested but unissued restricted stock units.
(21)	Includes 108 vested but unissued restricted stock units.
(22)	Includes 3,750 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007 and 1,894 vested but unissued restricted stock units.
(23)	Includes 2,211,606 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2007 and 31,881 vested but unissued restricted stock units.

Information Concerning Our Executive Officers

Name	Age	Position
Kent J. Thiry	51	Chairman of the Board and Chief Executive Officer
Mark G. Harrison	49	Chief Financial Officer
James K. Hilger	45	Vice President and Controller
Mary R. Kowenhoven	37	Vice President, Strategy
Charles J. McAllister, M.D.	59	Chief Medical Officer
Joseph C. Mello	48	Chief Operating Officer
Georgina Randolph	59	Senior Vice President
Christopher J. Riopelle	37	Chief Compliance Officer
Joseph Schohl	38	Vice President, General Counsel and Secretary
Thomas O. Usilton, Jr.	55	Senior Vice President

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Mr. Thiry, who is also a director and whose business experience is set forth above in the section of this proxy statement entitled “Information Concerning Members of Our Board of Directors.”

Mark G. Harrison became our chief financial officer in September 2006. From August 2003 until joining us, Mr. Harrison served as executive vice president and chief financial officer of Allina Hospitals & Clinics, a nonprofit network of hospitals, clinics and other health care services. From April 1993 to August 2003, Mr. Harrison co-founded Shattuck Hammond Partners LLC, an independent investment banking and financial advisory firm that was originally founded as a healthcare services boutique, and served as a principal and its west coast manager. From September 1988 to April 1993, Mr. Harrison was a principal and manager of the west coast office of Cain Brothers, Shattuck and Company. From September 1983 to September 1988, Mr. Harrison was part of the healthcare group at Lehman Brothers.

James K. Hilger became our vice president, finance in September 2005 and our vice president and controller in May 2006. From September 2003 until joining us, Mr. Hilger served as vice president, finance and administration and chief financial officer of Pyramid Breweries, a brewer of specialty beverages. From December 1998 to July 2003, Mr. Hilger served in positions as chief executive officer and chief financial officer of WorldCatch, Inc., a seafood industry company. From 1987 until joining WorldCatch, Inc., Mr. Hilger held a variety of senior financial positions in the food industry. Mr. Hilger began his career in public accounting with Ernst & Whinney.

Mary R. Kowenhoven became our vice president, strategy in March 2007. From June 2006 until joining us, Ms. Kowenhoven was an independent strategy consultant within the ski industry. From March 2005 to May 2006, Ms. Kowenhoven was the vice president of sales, marketing and strategy for Sugarbush Resort – Summit Ventures, Inc. From September 1996 to December 2004, Ms. Kowenhoven served as senior manager of Bain & Company, Inc., a global management consulting firm.

Charles J. McAllister, M.D., a nephrologist, became our chief medical officer in July 2000. From 1977 until joining us, Dr. McAllister was in private practice in Florida, including, from 1978, as medical director of two dialysis centers. Dr. McAllister also served as vice president of clinical affairs for Vivra Renal Care, the dialysis services business of Vivra, from 1992 until June 1997, when Gambro Healthcare, Inc. acquired Vivra Renal Care. Dr. McAllister continued as vice president of clinical affairs for Gambro Healthcare, Inc. until December 1998.

Joseph C. Mello became our chief operating officer in June 2000. From April 1998 until joining us, Mr. Mello served as president and chief executive officer of Vivra Asthma & Allergy. From August 1994 to April 1998, Mr. Mello held various positions with MedPartners, Inc., including senior vice president/chief operating officer-southeastern region from March 1997 to April 1998. Prior to joining MedPartners, from 1984 to 1994 Mr. Mello was associated with KPMG LLP, where he became a partner in 1989.

Georgina Randolph became our vice president in October 1993 and our senior vice president in December 2001. From June 1989 until joining us, Ms. Randolph served as nephrology program director for the University of California, San Diego Medical Center. From 1988 to 1989, Ms. Randolph served as the director of north east operations for Renal Care Centers Corporation, which was acquired by Fresenius Medical Care Corporation in 1989.

Christopher J. Riopelle became our chief compliance officer in October 2005. From October 2003 until joining us, Mr. Riopelle served as senior vice president and chief compliance officer of Gambro Healthcare, Inc. which we acquired in October 2005. From June 2001 to October 2003, Mr. Riopelle served as chief privacy officer of Gambro Healthcare, Inc. From May 1999 to June 2001, Mr. Riopelle worked in the healthcare consulting practice of PricewaterhouseCoopers, LLP. From August 1995 until joining PricewaterhouseCoopers, Mr. Riopelle held a variety of positions, including director, administrative services, at GeriMed of America, Inc., a privately-held physician practice management and medical management company.

Joseph Schohl became our vice president, general counsel and secretary in November 2004. From 1998 until joining us, Mr. Schohl served as legal counsel to Baxter International Inc., a global medical products and services company. From January 2004 until joining us, Mr. Schohl was corporate counsel with Baxter’s BioScience Business and Transactions Group. From 2001 through 2003, Mr. Schohl served as corporate counsel to Baxter’s Transfusion Therapies Business, and from 1998 to 2001, Mr. Schohl was corporate counsel with Baxter’s Corporate Secretary Group. Prior to joining Baxter, he was an attorney at the law firms of Sidley Austin LLP and Milbank, Tweed, Hadley & McCloy.

Thomas O. Usilton, Jr. became our group vice president in August 2004 and our senior vice president in April 2006. From February 2000 until joining us, Mr. Usilton served as president and chief executive officer of Digital Insurance Inc., a leading health and welfare brokerage and services company. From 1995 until founding Digital Insurance Inc. in 2000, Mr. Usilton was senior vice president of Vivra Specialty Partners, a national physicians practice management company. Prior to joining Vivra Specialty Partners, Mr. Usilton served as president and chief executive officer of Premier Asthma and Allergy, a disease management company specializing in asthma management. From 1986 to 1987, Mr. Usilton was general manager and executive vice president of CIGNA Corporation. Prior to his CIGNA Corporation employment, from 1978 to 1985, he served as executive vice president for Health America Inc., a national leader in the Health Maintenance Organization medical insurance field.

None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2006, except that a Statement of Changes of Beneficial Ownership of Securities on Form 4 for Mr. Valine was filed late due to an administrative error.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans and agreements as of December 31, 2006, including the 1994 Equity Compensation Plan, the 1995 Equity Compensation Plan, the 1997 Equity Compensation Plan, the 1999 Equity Compensation Plan, the 1999 Non-Executive Officer and Non-Director Equity Compensation Plan, the Special Purpose Option Plan (RTC Plan), the 2002 Equity Compensation Plan, the Employee Stock Purchase Plan and the deferred stock unit agreements. The material terms of each of these plans and agreements are described in the notes to the December 31, 2006 consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2006. Each of these plans was approved by our stockholders, other than the 1999 Non-Executive Officer and Non-Director Equity Compensation Plan and the deferred stock unit agreements, which were not required to be approved by our stockholders.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity compensation plans approved by stockholders	9,073,128	$39.38	8,537,940	17,611,068
Equity compensation plans not requiring stockholder approval	1,268,332	$16.51	246,580	1,514,912

Total	10,341,460	$36.58	8,784,520	19,125,980

As of December 31, 2006, there were 9,779,805 stock options and SARs outstanding with a weighted average exercise price of $38.06 and a weighted average remaining term of 3.3 years and 437,735 full value shares outstanding under the company’s equity compensation plans (excluding 123,920 shares outstanding under the Employee Stock Purchase Plan). As of December 31, 2006, there were 8,329,863 shares remaining to be awarded under the company’s equity compensation plans (excluding 454,657 shares available under the Employee Stock Purchase Plan).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Executive Compensation Programs

Our stated mission is to be the provider, partner and employer of choice. We design our compensation programs for executive officers to attract and retain outstanding leaders who possess the skills and talent necessary to achieve our business goals and to uphold our mission and values. We also believe that our compensation programs should align executive compensation with the annual and long-term goals of the company by ensuring that compensation paid to executive officers is tied to the achievement of clinical, financial, operational and stockholder objectives. To this end, our compensation programs emphasize variable compensation tied to both individual and company performance. Ultimately, our objective is to employ and retain executives who are able to achieve clinical and operational success which is in the best interests of our patients, our physicians, our teammates and our stockholders. The following fundamental principles guide the design and implementation of our compensation programs for our chief executive officer, our chief financial officer, those individuals acting as our chief financial officer during 2006 and our three most highly compensated executive officers other than our chief executive officer, our chief financial officer and those individuals acting as our chief financial officer during 2006 (each, a “named executive officer”).

Our compensation programs should enable us to attract and retain outstanding executives. We believe it is in the best interests of our stockholders to attract and retain talented leaders. In order to attract and retain executives who are not only outstanding leaders but who also embody our mission and values, we strive to provide compensation packages that are fair and in the best interests of our stockholders but also competitive within the marketplace. When recruiting new executives, the Compensation Committee and our chief executive officer evaluate the total compensation of executives in comparable positions within our industry. Thereafter, each executive’s compensation is reviewed annually by the Compensation Committee and chief executive officer and considered for adjustment based on performance and other factors.

Compensation should relate to the overall performance of the company as well as to variables which the named executive officer can influence. When determining compensation for our named executive officers, we attempt to relate compensation to the overall clinical and financial performance of the company as well as to variables over which the named executive officer has direct influence. We believe that our senior executives have the ability to significantly influence overall company policies and objectives and should be accountable for the overall performance of the company. We also hold named executive officers accountable for variables over which the named executive officer has direct influence in order to reward outstanding individual performance and measurable contribution to the company’s performance. We implement this objective by delivering a significant portion of total compensation through variable compensation determined based on company and individual performance.

A significant portion of executive compensation should be delivered in the form of stock-based awards. We believe that awards in the form of equity can serve to align the interests of our executives with the interests of our stockholders. A primary objective of our executive compensation programs is to provide a significant portion of compensation in the form of stock-based awards. During 2006, we made awards in the form of stock options, SSARs and restricted stock units, which vest primarily based on the passage of time and continued employment. Stock-based compensation creates an incentive for the named executive officer to contribute to the overall performance of the company and to take actions that result in the creation of long-term stockholder value. In addition to delivering a large portion of compensation through stock-based awards, we also maintain a Management Share Ownership Policy which ensures that our executives retain a portion of shares owned directly or vested but unexercised equity awards and accumulate a meaningful ownership stake in the company over time. To vest in stock-based awards, the named executive officers must remain employed for a multi-year period, typically over four years, to earn the full benefit of the award. The extended vesting schedule and the Management Share Ownership Policy work in tandem to reinforce a culture in which the company’s long-term success takes precedence over volatile and unsustainable short-term results.

Implementation of Our Executive Compensation Programs

We believe that maintaining flexibility in our compensation programs is the most effective way to attract and retain outstanding executives and to incentivize those executives to achieve high levels of individual performance as well as overall company performance. We do not utilize a formulaic approach to compensation and instead attempt to award compensation packages that will incentivize the executive to create significant wealth for the company and its stockholders on a long-term basis. We design our compensation programs to permit individuals that have performed well in creating significant long-term value for the company and its stockholders to share in the value generated. When evaluating performance, we base compensation decisions on an assessment of performance during the measurement period against specific performance targets and with reference to the significance of accomplishments in light of the totality of circumstances. As stated above, we believe that each of our senior executives has the ability to influence company policies and objectives and should be accountable for the overall performance of the company. To that end, we compensate our named executive officers through a mix of base salary, bonus and stock-based compensation based on an overall assessment of individual and company performance rather than relying solely on compensation tied to strict performance metrics.

When determining annual compensation for our named executive officers, the Compensation Committee works closely with our chief executive officer to review named executive officer performance and determine named executive officer compensation for the year. At the beginning of each year, our chief executive officer reviews with the Compensation Committee his assessments of the performance of each of the other named executive officers as compared to their established individual objectives for the year. Our chief executive officer recommends the mix of cash and stock-based compensation for the named executive officers to the Compensation Committee based on his assessment. Neither the chief executive officer nor other members of management provide a recommendation to the Compensation Committee with regard to the chief executive officer’s compensation. The Compensation Committee considers the recommendations made by the chief executive officer regarding the other named executive officers as well as data provided by the company and the Compensation Committee’s independent compensation consultants but retains the discretion to deviate from the recommendations provided.

The Compensation Committee meets at the beginning of each year to evaluate our chief executive officer’s performance concurrent with the determination of the compensation of the other named executive officers. When evaluating the compensation of our chief executive officer, the Compensation Committee conducts a comprehensive analysis of his performance during the year as compared to his objectives for the year and takes into consideration a rigorous assessment of our chief executive officer’s performance by members of the senior management team as well as a self-assessment prepared by our chief executive officer. The Compensation Committee also considers comparative market data on the compensation practices and programs of industry peers when determining the mix of cash and stock-based compensation to award to our chief executive officer. The compensation package for our chief executive officer is approved by the Compensation Committee, subject to ratification by the independent members of the Board of Directors.

When determining the elements and amounts of compensation awarded to our named executive officers, the Compensation Committee takes into consideration a number of factors, including performance against individual goals, overall financial and non-financial performance of the company for the fiscal year, individual skill sets and experience relative to industry peers, readiness for promotion to a higher level, past and expected future performance, the importance and difficulty of achieving specific future objectives, the value of each executive’s outstanding equity awards, internal pay equity, importance to the company and difficulty of replacement. The objectives to which named executive officer compensation is tied may include one or more of the following:

•	overall revenue growth, which includes increases in our dialysis revenue per treatment and in our treatment volume, improvements in cost per treatment, and operating income growth,

•	improvements in quality of care,

•	selection and implementation of improved financial, operating and clinical information systems,

•	enhancement of management performance in attracting and retaining high-performing teammates throughout our organization,

•	succession planning,

•	implementation of successful public policy efforts, and

•	advancement of strategic business initiatives supporting our mission to be the provider, partner and employer of choice.

F.W. Cook, an independent compensation consulting firm, provides the Compensation Committee with an analysis of comparative market data on the cash and stock-based compensation for senior executives from comparable companies within our industry. The Compensation Committee considers the data provided by F.W. Cook as a factor in determining each named executive officer’s annual compensation and in setting annual stock-based award budgets. F.W. Cook prepares an analysis of the competitive median rate of compensation for executives at peer companies. In 2007, the Compensation Committee considered the compensation practices of the following companies for purposes of reviewing and establishing bonus compensation for 2006 performance as well as salary, stock-based and other compensation for 2007: Apria Healthcare Group Inc., Express Scripts, Inc., Fisher Scientific International Inc., Health Management Associates, Inc., Laboratory Corporation of America Holdings, Lincare Holdings Inc., Omnicare, Inc., Quest Diagnostics Incorporated, Triad Hospitals, Inc. and Universal Health Services, Inc. The Compensation Committee utilizes the comparative data to ensure that the compensation awarded is competitive although the Compensation Committee uses its discretion to award compensation that is above or below the competitive median. The Compensation Committee evaluates the peer group periodically to ensure the group is sufficiently representative of the companies and industries with which we compete. The Compensation Committee has the sole authority to retain or replace F.W. Cook in its discretion. F.W. Cook does not provide consulting services to the company and may not provide such services without the approval of the chair of the Compensation Committee.

Elements of Our Compensation Programs

Our compensation programs are comprised of the following elements:

Stock-based compensation. We believe that a significant portion of executive compensation should be in the form of stock-based awards. The majority of our grants to named executive officers are in the form of stock options or SSARs which only derive value if the market value of our common stock increases. This approach creates commonality of interest between the named executive officers and our stockholders and helps ensure that the named executive officers are held accountable for changes in stockholder value. Grants of stock-based awards also serve as an important tool for attracting and retaining our named executive officers. The majority of our grants of stock-based awards vest solely based on the passage of time and vesting is contingent upon continued employment with us. Total direct compensation to our named executive officers is weighted heavily in favor of stock-based awards over cash compensation. While we emphasize stock-based compensation, we do not designate a target percentage of total compensation as stock-based and instead maintain flexibility to use our judgment to respond to changes in named executive officer and company performance and related objectives.

Stock-based awards to named executive officers are made pursuant to our Equity Compensation Plan. The Equity Compensation Plan permits the issuance of stock options, SARs, restricted stock units and other forms of stock-based awards. The Compensation Committee considers various factors when making award decisions, including performance, the difficulty of achieving performance targets, retention objectives, the value of each executive’s outstanding equity awards, internal pay equity and the practices of peer group companies. F.W. Cook performs an annual assessment of the economic costs attributable to cash and stock-based long-term incentive awards among the company’s executive compensation peer group. This analysis is used to set both a dollar-denominated budget based on cost to the company as well as a share-based limit on aggregate long-term incentive awards. Each year, the Compensation Committee, after discussions with F.W. Cook, recommends to the full Board of Directors an aggregate equity award pool that will be available for grants to all eligible recipients of stock-based awards. The Compensation Committee may also recommend the establishment of special purpose share budgets for proposed interim grants. After considering such recommendations, the Board of Directors approves a budget and delegates authority to the Compensation Committee, and in limited cases to the chief executive officer, to make grants to executive officers and other teammates within the authorized budget.

A substantial portion of the stock-based awards that are granted to our named executive officers are generally made as part of a broad grant to teammates which typically occurs annually in the first half of the year. The timing of the grants is generally dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. We do not have any program, plan or practice to time interim awards in coordination with the release of material non-public information. The Compensation Committee reviews with our chief executive officer the grant recommendations for named executive officers and other teammates in advance of the grant date. Based on these discussions, our chief executive officer provides final grant recommendations to the Compensation Committee for approval within approximately thirty days after the initial meeting with the Compensation Committee. The grant date is the date of approval of the awards by our Compensation Committee or the Board of Directors or, in certain circumstances, a future date set by the Compensation Committee or the Board of Directors on the date of approval, and awards are made at an exercise or base price equal to the closing price of our common stock on the date of grant. Discretionary interim grants to our named executive officers and teammates may be made during the year to address special circumstances, such as retention concerns, promotions and special performance recognition awards and new hire awards. Such interim discretionary grants are recommended by our chief executive officer and management and reviewed by the Compensation Committee as a part of mid-year performance evaluations, special projects participation and other factors. Interim grants are typically made at the first opportunity following the evaluation of the circumstances surrounding the interim grant. The Compensation Committee has delegated the authority to our chief executive officer, chief operating officer and chief financial officer to grant a limited number of stock-based awards to teammates, other than our named executive officers, on an interim basis in accordance with guidelines established by the Compensation Committee. All interim awards have a grant date of the date of approval by the Compensation Committee, the Board of Directors or pursuant to delegated authority, as applicable, and are awarded with an exercise or base price equal to the closing price of our common stock on the date of grant.

In June 2006, the Compensation Committee approved the annual grant of stock-based awards to a broad group of teammates including our named executive officers for 2005 performance as well as performance related to the integration of DVA Renal Healthcare, Inc. (formerly known as Gambro Healthcare, Inc.) which we acquired in October 2005. A subsequent grant to teammates, including certain of our named executive officers, was made in October 2006 in part to further reward performance in 2006 related to the integration of DVA Renal Healthcare, Inc.

Stock Options, Stock Appreciation Rights and Restricted Stock Units. Since July 2006, we have primarily issued SSARs in lieu of stock options. The economic value and tax and accounting treatment of SSARs are comparable to those of stock options, but SSARs are less dilutive to our stockholders because only shares with a total value equal to the grantee’s gain (the difference between the fair market value of the base shares and their base price) are ultimately issued thereunder. Stock options and SSARs are granted with an exercise or base price equal to the closing price of our common stock on the date of grant and vest based on the passage of time. Awards of SSARs and stock options generally vest 25% after 12 months, 8.33% at the 20th month and 8.33% every four months thereafter until fully vested although alternative vesting schedules may be designated with reference to retention concerns, the future timing of value expected to vest from prior awards and other factors. We also award restricted stock units to our named executive officers as part of our compensation program. We award restricted stock units because full value share awards can more closely align the interests of executives with stockholder interests by providing better parity between total stockholder returns and the executive’s gains or losses on the awards than is achievable with stock options or SSARs, although at a higher dilution cost per share to stockholders. Restricted stock units granted under the Equity Compensation Plan vest with the passage of time over a period of three years or more generally at a rate of 33.33% after 36 months and 11.11% every four months thereafter until fully vested although the Compensation Committee may approve alternative vesting schedules based on performance and other retention related factors. We do not award other forms of stock-based awards to teammates at this time and we do not currently have any plans to do so in the future.

Management Share Ownership Policy. We have a share ownership policy which applies to all members of our management team at the vice president level and above. The management share ownership policy is similar to our share ownership policy which applies to all non-management members of our Board of Directors as described on page 11 of this proxy statement. The purpose of the policy is to ensure that our senior management team has an ownership stake in the company by retaining a specified number of shares of our common stock. Failure to meet the share ownership guidelines is an important factor considered in future compensation and management responsibility decisions. Both shares owned directly and shares underlying vested but unexercised stock options, SARs and restricted stock units are included in the determination of whether the share ownership guidelines are met. The total net realizable share value retained must have a current market value of not less than the lower of 25% of the total equity award value realized by the executive to date in excess of $100,000; or a specific multiple of the executive’s base salary. The salary multiple requirement is 5.0 for our chief executive officer, 3.0 for our chief financial officer and chief operating officer and 2.0 for the remaining named executive officers. As of March 1, 2007, all of our named executive officers were in compliance with the management share ownership guidelines.

Cash Compensation. Cash compensation is paid to our named executive officers in the form of salary and discretionary cash bonuses or in the case of certain executive officers designated by the Compensation Committee, under our performance-based Executive Incentive Plan. The components comprising the cash portion of total compensation are described below.

Salary. Salary is included in the compensation of our executive officers because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Salaries are established at levels necessary to enable us to attract and retain highly qualified executives with reference to competitive market rates, although individual levels may vary above or below the median peer group compensation rates based on the Compensation Committee’s assessment of overall performance. We do not guarantee salary adjustments on a yearly basis and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers.

Discretionary Performance Bonus. Our named executive officers are eligible for an annual discretionary cash performance bonus. We believe that discretionary cash bonuses based on performance provide an incentive to consistently excel on an individual level as well as to contribute to the overall performance of the company. Our chief executive officer recommends the discretionary bonus amount for named executive officers to the Compensation Committee and the final bonus amounts are reviewed and sometimes adjusted in consultation with our chief executive officer, prior to approval by the Compensation Committee. The Compensation Committee determines the discretionary performance bonus amount for our chief executive officer without recommendations from management. Discretionary performance bonus amounts are determined with reference to performance and other factors. Actual performance bonuses are usually within the range of internal bonus targets established for each named executive officer but can be higher. The annual discretionary bonuses to our chief executive officer and our chief operating officer are typically paid under the company’s Executive Incentive Plan described below. From time to time, we also make bonus opportunities available to our named executive officers for the achievement of highly difficult and significant value-added goals set in advance, referred to as “touchdown” bonuses. We identify participants for these bonuses in our discretion and establish measurable goals with input from the participating named executive officer. Touchdown bonuses generally do not qualify as performance-based compensation pursuant to Section 162(m) of the Internal Revenue Code.

Executive Incentive Plan. The company also maintains an Executive Incentive Plan, an incentive compensation plan in which our chief executive officer and other senior executives participate as determined by the Compensation Committee. The Executive Incentive Plan is structured to satisfy the requirements of Section 162(m) of the Internal Revenue Code as described below. Awards under the plan are made in cash or restricted stock units up to an annual maximum of $10 million per executive. When identifying potential participants for the plan, the Compensation Committee considers the projected total compensation for the eligible executive and the likelihood that such compensation will exceed $1 million for any one calendar year. The Compensation Committee has historically established an operating income target as the performance measure for participants in the Executive Incentive Plan. The Compensation Committee selected operating income as the relevant performance target because they believe that operating income provides the best measurement of our operating results and is a key measure of the financial strength and stability of our company and can also be consistently measured against the operating results of other companies in our industry and by our stockholders.

For 2006, the Compensation Committee established a calendar year operating income target of not less than $585 million as the performance goal and identified the chief executive officer and chief operating officer as eligible participants. The Compensation Committee considered the company’s estimates of budgeted operating income, as approved by the Board of Directors, for 2006 when this target was established and attempted to establish a performance target at a level that would merit payment of a performance bonus under the Executive Incentive Plan. The Compensation Committee established a potential award amount of up to the maximum allowed by the Executive Incentive Plan for each participant. The company achieved operating income of $701 million, excluding a one-time pre-tax valuation gain, which exceeded the 2006 goal. The Compensation Committee adjusted the maximum awards payable to each participant down to an amount deemed appropriate by the Compensation Committee based on each executive’s performance, overall company results, and the competitive market compensation rates. Factors considered by the Compensation Committee in the application of negative discretion included, among other things, the company’s performance against financial objectives, clinical performance objectives, compliance program objectives, development and acquisition objectives, succession planning and organizational capability, stock price performance and the overall assessment of the eligible executive’s performance in 2006.

Personal Benefits and Perquisites. As described above, our compensation programs for named executive officers emphasize compensation based on performance and compensation which serves to align our named executive officers’ interests with those of our stockholders. Consistent with our compensation philosophy, we provide very limited personal benefits and perquisites to our named executive officers. The limited perquisites and personal benefits that we do provide support important attraction and retention objectives and are intended to be competitive with similar arrangements commonly provided by peer companies. We also consider the extent to which the perquisite or benefit provided serves to enhance the performance of our executives in light of the demands on our named executive officers’ time. The perquisites and personal benefits available to our named executive officers are reviewed annually by the Compensation Committee.

Our chief executive officer is authorized by the Compensation Committee to use a leased or chartered aircraft for business purposes, for long-distance commuting and for a fixed number of hours per year for personal use. The Compensation Committee recognizes the demands on Mr. Thiry’s time and believes that the provision of an aircraft for Mr. Thiry’s use is an important benefit which provides Mr. Thiry with the opportunity to use his time more efficiently. The Compensation Committee makes this benefit available to Mr. Thiry in lieu of additional cash compensation which would otherwise be increased in the absence of this benefit. Mr. Thiry resides in northern California and primarily works from his home office or at our offices in Burlingame, California when he is not otherwise traveling. However, when Mr. Thiry travels to our executive offices in El Segundo, California for business purposes, we have treated these trips as long-distance commuting and the value of such services is included in Mr. Thiry’s personal income as required by applicable tax regulations. For any trips that are not made primarily for a business reason, Mr. Thiry must use his fixed personal hours to fund the personal component that is unrelated to business or long-distance commuting. The Compensation Committee approves a fixed number of hours for personal use each year as part of Mr. Thiry’s aggregate compensation package and unused hours from the prior year are available for use the following year. One of the Compensation Committee’s objectives is to ensure that Mr. Thiry is afforded adequate flexibility to allow for sufficient personal time in light of the significant demands of the company. When determining the number of hours of personal use of aircraft to award, the Compensation Committee takes into consideration Mr. Thiry’s overall compensation package. If Mr. Thiry were to exceed the fixed number of hours for personal use that is unrelated to business or long-distance commuting in a given year, the excess hours of personal use would offset the number of hours approved by the Compensation Committee the following year for personal use or Mr. Thiry would be required to compensate the company directly, although historically he has not exceeded the hours authorized for personal use. The Compensation Committee chair reviews all use of the aircraft annually, including detailed passenger logs, for business and personal use, if applicable, with special attention to mixed business and personal use and required reimbursements to the company.

We also provide use of a corporate residential property located in close proximity to our corporate headquarters which is generally available to teammates at the manager level and above for commuting purposes, as temporary housing during an executive relocation and for other personal use as approved by the company. Use of the corporate residential property by Mr. Thiry is generally treated as a commuting expense and the value of this benefit is included in Mr. Thiry’s personal income as required by applicable tax regulations. In 2006, the use of the corporate residential property by Mr. Thiry represented approximately 18% of all use of the corporate residential property by teammates, including shared occupancy of the corporate residential property by Mr. Thiry and other teammates. All teammates, including our named executive officers, using the corporate residential property for personal use are required to reimburse the company a fixed amount to cover incremental expense to the company.

Deferred Compensation Programs. Our deferred compensation programs permit certain teammates, including our named executive officers, to defer compensation at the election of the participant or at the election of the company. We maintain a Voluntary Deferral Plan which allows certain teammates, including executive officers, to defer a percentage of salary, bonus and other compensation as identified by the company. We also maintain a Deferred Bonus Plan which permits us to award deferred compensation which vests over time and serves as a retention tool for named executive officers by providing an incentive for the named executive officer to remain with the company to receive such awards. See “2006 Nonqualified Deferred Compensation” on page 50 of this proxy statement for a discussion of the deferred compensation benefits provided to our named executive officers.

Pension Plans. We do not maintain a defined benefit pension plan for any of our teammates, including our named executive officers. We believe that significant stock-based awards to our named executive officers have the potential to provide cash compensation that is comparable to amounts that could otherwise be awarded under a pension plan. We believe that equity compensation tied to the performance of the company’s stock provides a greater performance incentive for our named executive officers than we would otherwise achieve through pension plan benefits while still serving as an effective retention incentive.

Severance and Change of Control Arrangements. We have entered into employment agreements with each of our named executive officers which provide for severance benefits in the event of termination in certain circumstances, including the departure of a named executive officer following a change of control of our company. Each agreement is individually negotiated and the terms vary. When entering into employment agreements with our named executive officers, we attempt to provide severance and change of control benefits which strike a balance between providing sufficient protections for the named executive officer while still providing post-termination compensation that is fair to the company and our stockholders. See “Potential Payments Upon Termination or Change of Control” beginning on page 51 of this proxy statement for a description of the severance and change of control arrangements set forth in our employment agreements with the named executive officers.

In addition, our stock-based award agreements provide for accelerated vesting of stock-based awards in certain circumstances following a change of control. The terms of individual agreements vary but under our current stock-based award agreements accelerated vesting of stock-based awards is generally triggered when a change of control event occurs and either the acquiring entity fails to assume, convert or replace the stock-based award or the grantee’s employment is terminated within the twenty four-month period following a change of control. For stock-based award agreements entered into prior to October 2006, accelerated vesting of stock-based awards is triggered when a change of control event occurs. Our stock-based award agreements further provide that a change of control shall not be deemed to have occurred if the person acting as chief executive officer for the six months prior to such transaction becomes the chief executive officer or executive chairman of the board of directors of the acquiring entity and remains in such position for at least one year following the transaction and a majority of the acquiror’s board of directors immediately after such transaction consists of persons who were directors of the company immediately prior to such transaction. The additional change of control protections in our stock-based award agreements further serve to secure the continued employment and commitment of our named executive officers prior to or following a change of control. See “Potential Payments Upon Termination or Change of Control” beginning on page 51 of this proxy statement for more information regarding accelerated vesting under our stock-based award agreements.

Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1,000,000 paid to our chief executive officer or any of the other four most highly compensated executive officers at the end of our fiscal year will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m) for performance-based compensation. We attempt to structure our compensation programs such that compensation paid will be tax deductible by our company whenever possible. However, the deductibility of some types of payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control can also affect the deductibility of compensation. Our Executive Incentive Plan described above is structured to satisfy the requirements of Section 162(m).

Compensation for Named Executive Officers in 2006

The compensation paid to our named executive officers in 2006 reflects the strong overall financial and non-financial performance of the company as well as the strong individual performance of our named executive officers. When determining compensation for our named executive officers, the Compensation Committee considered named executive officer and company performance as well as data provided by F.W. Cook which examined the competitive median compensation for the top five most highly paid executives in the company’s peer group. The Compensation Committee used its judgment in awarding compensation to our named executive officers in accordance with the overall objectives of the company’s compensation programs.

Chief Executive Officer Compensation. In determining Mr. Thiry’s 2006 compensation, the Compensation Committee considered performance in the following areas:

•	Our chief executive officer’s leadership development,

•	Continuing improvements in the company’s clinical performance,

•	The company’s financial performance, stock performance and growth,

•	The company’s continued integration of DVA Renal Healthcare, Inc.,

•	Public policy efforts,

•	Regulatory compliance efforts, and

•	The company’s strategic initiatives.

The Compensation Committee conducted a rigorous assessment of Mr. Thiry’s performance in these areas and others and determined that Mr. Thiry’s performance in 2006 was reflected in the strong financial and non-financial performance of the company. The company exceeded the 2006 operating income target of $585 million making Mr. Thiry eligible for an award under the Executive Incentive Plan. The Compensation Committee awarded Mr. Thiry a cash bonus in the amount of $1.8 million under the Executive Incentive Plan for his performance in 2006. In 2007, the Compensation Committee awarded Mr. Thiry 600,000 SSARs which award vests at the company’s standard vesting schedule of 25% at the end of the 12th month following the grant date and 8.33% at the end of the 20th month following the grant date and every four months thereafter. The Compensation Committee considered Mr. Thiry’s equity gains since joining the company and long-term retention objectives and overall individual performance when establishing this award. In 2006, Mr. Thiry’s salary was $912,000, an increase from his 2005 salary of $800,000. Mr. Thiry’s salary was increased in 2006 to better reflect the competitive median salary of the company’s peer group as well as his and the company’s overall performance. The Compensation Committee did not increase Mr. Thiry’s base salary for 2007.

The Compensation Committee also increased the fixed number of hours of personal use of an aircraft leased or chartered by the company that Mr. Thiry was entitled to during 2006 from 30 hours to 35 hours. The Compensation Committee further increased the number of fixed hours available to our chief executive officer in 2007 from 35 to 42 hours. When establishing the number of hours to award for the year, the Compensation Committee considers the number of hours used in the previous year and the relationship between business versus non-business travel for our chief executive officer for the year, as well as his overall compensation package. The Compensation Committee makes this benefit available to Mr. Thiry in lieu of additional cash compensation which would otherwise be increased in the absence of this benefit.

Chief Operating Officer and Remaining Named Executive Officer Compensation. In determining the compensation for Messrs. Mello, Harrison, Usilton and Schohl the Compensation Committee considered each named executive officer’s individual performance and contribution to overall company performance.

Mr. Mello was awarded a cash bonus in the amount of $1.2 million under the Executive Incentive Plan. Mr. Mello’s bonus reflected his overall performance as well as the performance of the company, including in particular Mr. Mello’s integration efforts related to DVA Renal Healthcare, Inc. In 2006, Mr. Mello’s salary was increased from $500,000 to $700,000 to reflect his performance in 2006 and his long-term value to the company. The Compensation Committee did not increase Mr. Mello’s base salary for 2007. In 2007, Mr. Mello was awarded 225,000 SSARs which award vests at the company’s standard vesting schedule of 25% at the end of the 12th month following the grant date and 8.33% at the end of the 20th month following the grant date and every four months thereafter. The Compensation Committee considered Mr. Mello’s equity gains since joining the company and overall individual performance when establishing this award.

The base salaries for Mr. Usilton and Mr. Schohl were increased in 2006 and Mr. Harrison’s salary was established in September 2006 when he joined the company. The annual cash bonuses received by Messrs. Harrison, Usilton and Schohl for 2006 performance reflect a percentage of their individual annual bonus potential established at the beginning of the year. The percentage of annual bonus potential which is awarded to each named executive officer is based on the assessment of individual performance and overall company performance. In 2007, Messrs. Harrison, Usilton and Schohl received awards of SSARs in the amounts of 50,000, 65,000 and 100,000, respectively. Mr. Harrison’s award vests 25% at the end of the 12th month following the grant date and 8.33% at the end of the 20th month following the grant date and every four months thereafter. Mr. Usilton’s and Mr. Schohl’s awards vest 25% at the end of the 24th month following the grant date and 12.5% at the end of the 32nd month following the grant date and every four months thereafter. We believe that the compensation packages awarded to Messrs. Harrison, Usilton and Schohl are consistent with the overall objectives of the company’s compensation programs.

The following table sets forth the compensation for our named executive officers for the fiscal year ended December 31, 2006.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)		Stock Awards (2) ($)		Option Awards (3) ($)		Non-Equity Incentive Plan Compen- sation (4) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (5) ($)	All Other Compen- sation (6) ($)	Total ($)
Kent J. Thiry Chairman of the Board and Chief Executive Officer	2006	$885,079	—	(7)	$434,698		$4,786,593		$1,800,000	—	$495,936	$8,402,306

Mark G. Harrison Chief Financial Officer	2006	$146,154	$192,000	(8)	$120,712		$144,174		—	—	$43,814	$646,854

Gary W. Beil* Vice President-Finance and acting Chief Financial Officer	2006	$307,692	$200,000	(9)	—		$61,565	(10)	—	$7,442	$425,472	$1,002,171

Thomas L. Kelly** Executive Vice President and acting Chief Financial Officer	2006	$181,731	—		$(659,888	)(11)	$(264,699	)(12)	—	—	$268,503	$(474,353)

Joseph C. Mello Chief Operating Officer	2006	$630,768	—	(13)	$185,360		$2,207,864		$1,200,000	—	$3,492	$4,227,484

Thomas O. Usilton, Jr. Senior Vice President	2006	$350,000	$500,000		$112,666		$303,713		—	—	$359	$1,266,738

Joseph Schohl Vice President, General Counsel and Secretary	2006	$249,620	$432,800	(14)	$53,790		$220,997		—	—	$256	$957,463

*	Mr. Beil was our acting chief financial officer from May 2006 to September 2006. In September 2006, Mr. Harrison became our chief financial officer. Mr. Beil retired in December 2006.
**	Mr. Kelly was our acting chief financial officer from April 2005 to May 2006. Mr. Kelly resigned in May 2006.
(1)	Bonuses are reported for the year with respect to which they were earned, regardless of when such bonuses are paid. Bonuses may be paid in cash, stock options, SARs, restricted stock units or a combination of cash, stock options, SARs and restricted stock units. The cash component of a bonus is included in this column; however, the cash component of any bonus awarded under our Executive Incentive Plan is included in the “Non-Equity Incentive Plan Compensation” column. In 2006, bonuses were only paid in cash.
(2)	The amounts shown in this column reflect restricted stock unit awards. The amounts shown in this column are the amounts recognized for financial statement reporting purposes for such awards during 2006 pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from and does not reduce such amount. See Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.
(3)	The amounts shown in this column are the amounts recognized for financial statement reporting purposes for stock options and SARs during 2006 pursuant to FAS 123R, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from and does not reduce such amount. See Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

(4)	The amounts shown in this column constitute payments made under our Executive Incentive Plan. Under our Executive Incentive Plan, awards are reported for the year with respect to which they were earned, regardless of when the award is paid. Please see the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” below for a discussion of the performance criteria under the Executive Incentive Plan.
(5)	The amounts shown in this column reflect interest earned on any nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate.
(6)	Amounts included in this column are set forth by category below. The amounts disclosed, other than corporate aircraft and corporate residential property usage, are the actual costs to the company of providing these benefits. Because both the corporate aircraft and the corporate residential property are used primarily for business purposes, we do not include in incremental cost the fixed costs that do not change based on usage. The incremental cost to us of personal use of an aircraft leased or chartered by us, including use for commuting, is calculated based on the variable operating costs related to the operation of the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, training, utilities, depreciation, management fees, taxes and general repairs and maintenance are excluded. The incremental cost to us of personal use of the corporate residential property, including for commuting purposes, is calculated based on the variable cost related to the maintenance of the property, which primarily includes the cleaning costs associated with each use of the property.

Name	Corporate Aircraft Usage ($)		Corporate Residential Property Usage ($)	Temporary Living Reimbursement ($)		Severance Payments ($)	Tax Gross-ups ($)		Life Insurance Premiums ($)	Medical Insurance Cost Offset ($)	Total All Other Compensation ($)
Kent J. Thiry	$494,492	(a)	*	—		—	—		*	*	$495,936
Mark G. Harrison	—		*	$30,878	(b)	—	$12,566	(c)	*	—	$43,814
Gary W. Beil	—		—	—		$425,000	—		*	*	$425,472
Thomas L. Kelly	—		—	—		$268,269	—		*	*	$268,503
Joseph C. Mello	$2,689		—	—		—	—		*	*	$3,492
Thomas O. Usilton, Jr.	—		—	—		—	—		*	—	$359
Joseph Schohl	—		—	—		—	—		*	—	$256

*	Amount represents less than $1,000.
(a)	Mr. Thiry resides in northern California and primarily works from his home office or at our offices in Burlingame, California when he is not otherwise traveling. However, when Mr. Thiry travels to our executive offices in El Segundo, California for business purposes, the company has treated these trips as long-distance commuting and the value of such services is included in Mr. Thiry’s personal income as required by applicable tax regulations. In 2006, Mr. Thiry’s use of an aircraft for long-distance commuting represented approximately 59% of the total number of hours the aircraft was used for personal use (including long-distance commuting). Separately, as part of his aggregate compensation package, personal use of an aircraft leased or chartered by us is available to Mr. Thiry for a fixed number of hours per year as authorized by the Compensation Committee. For any trips that are not made primarily for a business reason, Mr. Thiry must use his fixed personal hours to fund the personal component that is unrelated to business or long-distance commuting. In 2006, this amount included the incremental cost related to the use of a chartered aircraft, approved in advance by the chair of the Compensation Committee, for a personal trip where the original self-funded travel arrangements were irrevocably cancelled for a critical business purpose. If Mr. Thiry were to exceed the fixed number of hours for personal use that is unrelated to business or long-distance commuting in a given year, the excess hours of personal use would offset the number of hours approved by the Compensation Committee the following year for personal use or Mr. Thiry would be required to compensate us directly, although historically he has not exceeded the hours authorized for personal use. The Compensation Committee makes this benefit available to Mr. Thiry in lieu of additional cash compensation which would otherwise be increased in the absence of this benefit.

(b)	This amount reflects reimbursement to Mr. Harrison for temporary living costs from September 2006 through December 2006.
(c)	This amount reflects a tax gross-up for relocation expenses.
(7)	Mr. Thiry’s annual bonus was awarded under our Executive Incentive Plan and is included under the “Non-Equity Incentive Plan Compensation” column.
(8)	Includes a starting bonus of $52,000.
(9)	This amount reflects Mr. Beil’s discretionary performance bonus for 2006 that will be paid to Mr. Beil pursuant to the terms of his severance arrangement.
(10)	Mr. Beil forfeited 34,375 unvested stock options when he retired. The intrinsic value of unvested awards forfeited upon retirement was $909,350 based on the closing price of our common stock on December 29, 2006.
(11)	Mr. Kelly forfeited 15,000 unvested restricted stock units when he resigned. The intrinsic value of unvested awards forfeited upon resignation was $779,250 based on the closing price of our common stock on May 15, 2006. The amount reported in the table above is negative because the amount of stock-based compensation expense reversed for financial reporting purposes pursuant to FAS 123R upon Mr. Kelly’s resignation exceeded the amount of stock-based compensation expense otherwise recognized in 2006 for awards to Mr. Kelly.
(12)	Mr. Kelly forfeited 140,625 unvested stock options when he resigned. The intrinsic value of unvested awards forfeited upon resignation was $2,880,464 based on the closing price of our common stock on May 15, 2006. The amount reported in the table above is negative because the amount of stock-based compensation expense reversed for financial reporting purposes pursuant to FAS 123R upon Mr. Kelly’s resignation exceeded the amount of stock-based compensation expense otherwise recognized in 2006 for awards to Mr. Kelly.
(13)	Mr. Mello’s annual bonus was awarded under our Executive Incentive Plan and is included under the “Non-Equity Incentive Plan Compensation” column.
(14)	Includes a one-time $300,000 relocation bonus.

The following table sets forth information concerning awards made to each of the named executive officers under the company’s Executive Incentive Plan and equity compensation plans during 2006.

2006 Grants of Plan-Based Awards

Name	Grant Date	Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards (2)
				Target ($)	Maximum ($)
Kent J. Thiry	7/1/2006	6/29/2006	(3)	$1,900,000	$10,000,000			600,000	(4)		$49.70		$8,173,260

Mark G. Harrison	9/1/2006 9/1/2006	6/29/2006 6/29/2006	(3) (3)			31,250	(6)	125,000	(5)		$57.84	$ $	1,871,800 1,807,500

Gary W. Beil	7/1/2006	6/29/2006						10,000	(7)		$49.70		$93,154

Thomas L. Kelly	—	—		—	—	—		—			—		—

Joseph C. Mello	7/1/2006	6/29/2006		$750,000	$10,000,000			300,000	(4)		$49.70		$4,086,630

Thomas O. Usilton, Jr.	7/1/2006 10/11/2006	6/29/2006 10/11/2006						20,000 50,000	(4) (4)	$ $	49.70 56.38	$ $	261,884 721,575

Joseph Schohl	7/1/2006	6/29/2006						25,000	(4)		$49.70		$327,355

(1)	The maximum amounts reported reflect the maximum potential bonus levels set by the Compensation Committee under the Executive Incentive Plan in 2006. Because the Compensation Committee does not set a target amount under the Executive Incentive Plan, under the rules of the SEC the target amounts reported are the cash bonus amounts earned by Mr. Thiry and Mr. Mello under the plan in 2005. In each case, the cash bonus amounts actually earned by Mr. Thiry and Mr. Mello in 2006 are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Please see the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” below for a discussion of the performance criteria under the Executive Incentive Plan.
(2)	These amounts are the aggregate grant date fair values of each award determined pursuant to FAS 123R. See Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.
(3)	The Compensation Committee approved this award on June 29, 2006, subject to Board ratification. The Board of Directors ratified this award on June 30, 2006.
(4)

This number represents SSARs awarded under the Equity Compensation Plan. This award vests 25% at the end of the 12th month, 8.33% at the end of the 20th month, and 8.33% every four months thereafter from the grant date.

(5)

This number represents options awarded under the Equity Compensation Plan. This award vests 25% at the end of the 12th month, 8.33% at the end of the 20th month, and 8.33% every four months thereafter from the grant date.

(6)	This number represents restricted stock units granted under the Equity Compensation Plan. This award vests 33% on the 3rd, 4th and 5th anniversaries of the grant date.
(7)	This number represents SSARs awarded under the Equity Compensation Plan. This award was scheduled to vest 100% on the first anniversary of the grant date, but was forfeited upon Mr. Beil’s retirement.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

On October 18, 1999, we entered into an employment agreement with Mr. Thiry. This agreement was subsequently amended on May 20, 2000, November 28, 2000, and March 30, 2005. As amended, the employment agreement provides for an initial term through December 31, 2001 and will continue thereafter with no further action by either party for successive one-year terms. Mr. Thiry is eligible to receive a bonus based upon the achievement of performance goals as determined by the Compensation Committee and the independent directors in accordance with the Compensation Committee charter.

We entered into an employment agreement with Mr. Harrison effective September 1, 2006. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Harrison is eligible to receive an annual discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee. Mr. Harrison is also entitled to receive $75,000 per year, less withholdings, for the first three years after he relocates to assist with the cost of housing in California.

On June 15, 2000, we entered into an employment agreement with Mr. Mello. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Mello is eligible to receive an annual performance bonus with the actual amount decided by our chief executive officer and/or Board of Directors or the Compensation Committee.

On August 16, 2004, we entered into an employment agreement with Mr. Usilton. This agreement was subsequently amended effective December 15, 2006. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Usilton is eligible to receive a discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee.

On November 18, 2004, we entered into an employment agreement with Mr. Schohl. This agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Schohl is eligible to receive an annual discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee.

For a description of the change of control provisions included in the employment agreements for each of our named executive officers, please see “Potential Payments Upon Termination or Change of Control” beginning on page 51 of this proxy statement.

Severance Arrangements

Mr. Beil retired from the company in December 2006. Mr. Beil executed a waiver and release agreement on December 21, 2006. Pursuant to the terms of the waiver and release agreement, Mr. Beil is entitled to receive a lump-sum payment of $425,000, a pro-rata share of his discretionary performance bonus for 2006 and, if Mr. Beil elects to receive COBRA insurance benefits, for the first twelve months of coverage, the company will pay the same percentage of the cost of health insurance coverage as it did before Mr. Beil’s retirement. In December 2006, the company made the lump-sum severance payment to Mr. Beil in the amount of $425,000. This amount is reflected in the “All Other Compensation” column of the Summary Compensation Table. The company will also pay Mr. Beil his performance bonus for 2006 in the amount of $200,000 for his service through the end of 2006. This amount is reflected in the “Bonus” column of the Summary Compensation Table. Mr. Beil elected to receive COBRA insurance benefits and the estimated actual cost of such benefits to the company for twelve months of coverage is $7,118.

In connection with Mr. Beil’s severance, Mr. Beil also entered into a separate agreement with the company whereby Mr. Beil agreed to comply with certain confidentiality and nonsolicitation provisions. For a period of two years following termination, Mr. Beil is prohibited from soliciting any patient or customer of the company to patronize a competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the company. Mr. Beil is subject to the confidentiality provision until the confidential information becomes publicly available (other than through breach by Mr. Beil). Mr. Beil also entered into a separate consulting agreement with the company for a one year term beginning January 1, 2007.

Mr. Kelly resigned from the company in May 2006. We entered into a severance and general release agreement with Mr. Kelly on May 15, 2006. Pursuant to the terms of Mr. Kelly’s severance agreement, Mr. Kelly is entitled to receive his base salary for the two-year period following resignation and the company will pay the costs of Mr. Kelly’s COBRA insurance premiums for the first eighteen months of COBRA coverage. In 2006, the company made severance payments to Mr. Kelly in the amount of $268,269. This amount is reflected in the “All Other Compensation” column of the Summary Compensation Table. Mr. Kelly’s annual base salary upon resignation was $450,000 and the company will continue to pay Mr. Kelly his base salary through May 15, 2008. The company paid Mr. Kelly’s COBRA insurance premiums through August 2006 when Mr. Kelly became eligible for health benefits with his new employer and the company’s obligation to provide such benefits terminated. The actual cost of COBRA insurance premiums for Mr. Kelly through August 2006 was $2,503.

Mr. Kelly’s severance agreement also includes the confidentiality and nonsolicitation provisions described above for Mr. Beil. Mr. Kelly is subject to the nonsolicitation provision for the two-year period following termination, and Mr. Kelly is subject to the confidentiality provision until the confidential information becomes publicly available (other than through breach by Mr. Kelly).

Awards

During 2006, the Compensation Committee granted stock-based awards to our named executive officers pursuant to the Equity Compensation Plan. These grants consisted of restricted stock units, SSARs and stock options.

On June 29, 2006, the Compensation Committee approved the stock-based awards granted to Mr. Harrison on September 1, 2006, the effective date of Mr. Harrison’s employment with the company. On September 1, 2006, the Compensation Committee granted 31,250 restricted stock units to Mr. Harrison. These restricted stock units vest 33% on the 3rd, 4th, and 5th anniversaries of the grant date and may not be sold or transferred during the vesting period. On September 1, 2006, the Compensation Committee also granted Mr. Harrison options representing 125,000 shares with an exercise price equal to the closing price of our common stock on the date of grant. These options vest 25% at the end of the 12th month, 8.33% at the end of the 20th month, and 8.33% every four months thereafter from the grant date.

In connection with the annual grant of stock-based awards approved by the Compensation Committee on June 29, 2006, the Compensation Committee granted SSARs to five of the named executive officers on July 1, 2006, in each case with a base price equal to the closing price of our common stock on the date of grant. These awards, except for the award to Mr. Beil, vest 25% at the end of the 12th month, 8.33% at the end of the 20th month, and 8.33% every four months thereafter from the grant date. Mr. Beil’s award was scheduled to vest 100% on the first anniversary of the grant date, but was forfeited upon Mr. Beil’s retirement. The number of shares underlying these SSARs awards were as follows: Mr. Thiry received SSARs representing 600,000 shares, Mr. Beil received SSARs representing 10,000 shares, Mr. Mello received SSARs representing 300,000 shares, Mr. Usilton received SSARs representing 20,000 shares and Mr. Schohl received SSARs representing 25,000 shares.

In connection with a subsequent grant to teammates approved by the Compensation Committee on October 11, 2006, the Compensation Committee granted SSARs representing 50,000 shares to Mr. Usilton on October 11, 2006 with a base price equal to the closing price of our common stock on the date of grant. This award vests 25% at the end of the 12th month, 8.33% at the end of the 20th month, and 8.33% every four months thereafter from the grant date.

In early 2006, the Compensation Committee established potential bonuses for 2006 performance for Mr. Thiry and Mr. Mello under the Executive Incentive Plan. The amount of the potential bonuses was tied to satisfaction of an operating income performance target established by the Compensation Committee and the potential award amount for each individual was up to $10,000,000. The company achieved and exceeded the target operating income performance goal. The Compensation Committee considered a number of factors in determining the bonus amounts payable to Mr. Thiry and Mr. Mello, including each individual’s performance in 2006, overall company results and the competitive market compensation rates, and adjusted the maximum award payable to each individual to a level that the Compensation Committee deemed appropriate. In each case, the Executive Incentive Plan cash bonuses earned by Mr. Thiry and Mr. Mello are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Please see “Compensation Discussion and Analysis” beginning on page 32 of this proxy statement for more information regarding the Executive Incentive Plan.

Salary and Bonus in Proportion to Total Compensation

The following table sets forth the percentage of each named executive officer’s total compensation as set forth in the Summary Compensation Table that we paid in the form of base salary and cash bonus. For a description of the objectives of our compensation programs and overall compensation philosophy, please see “Compensation Discussion and Analysis” beginning on page 32 of this proxy statement.

Name	Salary and Cash Bonus as Percentage of Total 2006 Compensation
Kent J. Thiry	32%
Mark G. Harrison	52%
Gary W. Beil	51%
Thomas L. Kelly	— *
Joseph C. Mello	43%
Thomas O. Usilton, Jr.	67%
Joseph Schohl	71%

*	Mr. Kelly’s total compensation for 2006 as reported in the Summary Compensation Table was negative. The amount of stock-based compensation expense reversed for financial reporting purposes pursuant to FAS 123R upon Mr. Kelly’s resignation in May 2006 exceeded the amount of stock-based compensation expense otherwise recognized in 2006 for awards to Mr. Kelly. As a result, negative values were reported for Mr. Kelly in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table, which exceeded the total value of other compensation recognized by Mr. Kelly in 2006.

The following table sets forth information concerning outstanding stock options and SARs and unvested stock awards held by each of the named executive officers at December 31, 2006.

2006 Outstanding Equity Awards at Fiscal Year-End

	Grant Date	Option Awards							Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
Kent J. Thiry	10/18/1999 1/26/2000 4/4/2003 3/24/2004 3/24/2004 9/22/2005 7/1/2006 4/4/2003 3/24/2004	525,000 32,444 — 60,000 225,000 — —	(2) (3) (5) (4)	— — 112,500 90,000 225,000 600,000 600,000	(4) (5) (4) (6) (7)	$ $ $ $ $ $ $	4.00 3.42 13.73 30.07 30.07 46.00 49.70	10/18/2009 1/26/2010 4/4/2008 3/24/2009 3/24/2009 9/22/2010 7/1/2011	36,363 37,500	(8) (8)	$ $	2,068,327 2,133,000

Mark G. Harrison	9/1/2006 9/1/2006	—		125,000	(9)		$57.84	9/1/2011	31,250	(8)		$1,777,500

Gary W. Beil	8/12/2004	7,500	(9)	—			$28.01	3/31/2007	—			—

Thomas L. Kelly	—	—		—			—	—	—			—

Joseph C. Mello	4/4/2003 3/24/2004 3/24/2004 9/22/2005 7/1/2006 4/4/2003 3/24/2004	18,750 25,000 84,375 — —	(4) (10) (4)	56,250 50,000 84,375 300,000 300,000	(4) (10) (4) (6) (7)	$ $ $ $ $	13.73 30.07 30.07 46.00 49.70	4/4/2008 3/24/2009 3/24/2009 9/22/2010 7/1/2011	18,182 14,062	(8) (8)	$ $	1,034,192 799,847

Thomas O. Usilton, Jr.	8/16/2004 9/22/2005 7/1/2006 10/11/2006 8/16/2004	15,200 — — —	(4)	25,000 40,000 20,000 50,000	(4) (6) (7) (7)	$ $ $ $	28.80 46.00 49.70 56.38	8/16/2009 9/22/2010 7/1/2011 10/11/2011	15,000	(8)		$853,200

Joseph Schohl	11/18/2004 9/22/2005 7/1/2006 11/18/2004	5,150 — —	(9)	35,000 20,000 25,000	(9) (6) (7)	$ $ $	33.00 46.00 49.70	11/18/2009 9/22/2010 7/1/2011	6,250	(8)		$355,500

(1)	The market value of shares or units of stock that have not vested reflects a stock price of $56.88, the closing price of our stock on December 31, 2006, as reported by the NYSE.
(2)	These options vest 25% at the end of the 12th month, 25% at the end of the 15th month, 25% at the end of the 24th month, and 25% at the end of the 36th month from the grant date.
(3)	These options vest 25% at the end of the 10th month, 25% at the end of the 12th month, 25% at the end of the 22nd month, and 25% at the end of the 34th month from the grant date.
(4)	These options vest 25% on the first four anniversaries of the grant date.
(5)	These options vest 20% at the end of the 9th month, 20% at the end of the 21st month, and 60% at the end of the 59th month from the grant date.
(6)	These options vest 50% at the end of the 24th month, 8.33% at the end of the 28th month, and 8.33% every four months thereafter from the grant date.

(7)	These SSARs vest 25% at the end of the 12th month, 8.33% at the end of the 20th month, and 8.33% every four months thereafter from the grant date.
(8)	These restricted stock units vest 33% on the 3rd, 4th, and 5th anniversaries of the grant date.
(9)	These options vest 25% at the end of the 12th month, 8.33% at the end of the 20th month, and 8.33% every four months thereafter from the grant date.
(10)	These options vest 33% at the end of the 21st month and 67% at the end of the 59th month from the grant date.

The following table sets forth information concerning the exercise of stock options and SARs and the vesting of stock awards held by each of the named executive officers during 2006.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
Kent J. Thiry	662,500	$29,642,521	32,642	(3)	$1,858,612	(3)
Mark G. Harrison	—	—	—		—
Gary W. Beil	68,125	$2,779,454	—		—
Thomas L. Kelly	—	—	—		—
Joseph C. Mello	150,000	$6,215,801	29,091	(4)	$1,632,187	(4)
Thomas O. Usilton, Jr.	9,800	$291,256	—		—
Joseph Schohl	19,850	$476,367	—		—

(1)	Value realized on exercise is determined by subtracting the exercise or base price from the closing price for our common stock on the date of exercise as reported by the NYSE or, for same-day sales, from the actual sale price, and multiplying the remainder by the number of shares underlying the award.
(2)	Value realized on vesting is determined by multiplying the number of shares underlying restricted stock units by the closing price for our common stock on the date of vesting, as reported by the NYSE.
(3)	Mr. Thiry irrevocably deferred the receipt of 18,181 of these shares with a vesting date value of $1,056,316 until March 1, 2007. Mr. Thiry irrevocably deferred the receipt of 14,461 of these shares with a vesting date value of $802,296 until March 17, 2007.
(4)	Mr. Mello irrevocably deferred the receipt of 9,091 of these shares with a vesting date value of $528,187 until April 4, 2008.

2006 Pension Benefits

The company does not have a defined benefit pension plan in which any teammate, including the named executive officers, can participate to receive payments or other benefits at, following, or in connection with retirement. See “Compensation Discussion and Analysis” beginning on page 32 of this proxy statement for more information regarding our compensation philosophy.

The following table sets forth information concerning the company’s nonqualified deferred compensation plans.

2006 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kent J. Thiry	—		—		—		—	—
Mark G. Harrison	—		—		—		—	—
Gary W. Beil
Post-Retirement Deferred Compensation Arrangement	—		—		$21,902		—	$339,614
Voluntary Deferral Plan	$142,500	(1)	—		$12,623	(2)	—	$155,123
Thomas L. Kelly	—		—		—		—	—
Joseph C. Mello	—		—		—		—	—
Thomas O. Usilton, Jr.
Deferred Bonus Plan	—		$500,000	(3)	$24,650		$131,163	$393,487
Voluntary Deferral Plan	$19,385	(1)	—		$466		—	$19,851
Joseph Schohl	—		—		—		—	—

(1)	This amount is included in the “Salary” column in the Summary Compensation Table.
(2)	This amount includes $7,442 in earnings reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Summary Compensation Table which reflects interest earned on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate.
(3)	This amount relates to a special bonus earned by Mr. Usilton in 2005 (and reflected as income in that year in the Summary Compensation Table included in the company’s proxy statement for its 2006 annual meeting) in connection with the acquisition of DVA Renal Healthcare Inc., which vests 25% on each of the first, second, third and fourth anniversary dates of the acquisition beginning on October 5, 2006.

The 2006 Nonqualified Deferred Compensation Table presents amounts deferred under our Voluntary Deferral Plan. Under the Voluntary Deferral Plan, participants may defer (i) up to 50% of their base salary, (ii) all or a portion of their annual bonus payment that is earned in the same year as their base salary but payable in the following year and (iii) all or a portion of their other compensation as determined by the company. Deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the company. Participants may change their investment elections daily. We do not make contributions to participants’ accounts under the Voluntary Deferral Plan. All participant contributions are irrevocably funded into a rabbi trust for the benefit of those participants. Assets contained in the trust are subject to the claims of the company’s general creditors in the event of the company’s bankruptcy or insolvency until paid to the plan participants. Distributions are generally paid out in cash at the participant’s election either in the first or second year following retirement or in a specified year at least three to four years after the deferral election was effective. Participants elect to receive distributions in the form of one, five, ten, fifteen or twenty annual installments. If the participant has not elected a specified year for payout and the participant becomes disabled, dies or has a separation from service, distributions generally will be paid in a lump sum cash distribution. In the event of an unforeseeable emergency, the plan administrator may, in its sole discretion, authorize the cessation of deferrals by a participant, provide for immediate distribution to a participant in the form of a lump sum cash payment or provide for such other payment schedule as the plan administrator deems appropriate. The earnings on Mr. Beil’s Voluntary Deferral Plan account were determined by the performance of the investment funds selected by Mr. Beil, which generated an annual return of 14.6% in 2006. The earnings on Mr. Usilton’s Voluntary Deferral Plan account were determined by the performance of the investment funds selected by Mr. Usilton, which generated an annual return of 4.0% in 2006.

The table also presents amounts earned under our Deferred Bonus Plan. Under the Deferred Bonus Plan, the company has complete discretion as to the amount of any contributions. Any contributions that are made are treated as allocated as of the last day of the plan year which is December 31. Participants generally earn a vested right to the contributions made on their behalf at a rate of 50% on each of the first and second anniversaries of the contribution date, subject to modification in the discretion of the company. Deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the company. Participants may change their investment elections daily. All company contributions are irrevocably funded into a rabbi trust for the benefit of the participants on whose behalf the contributions are made. Assets contained in the trust are subject to the claims of the company’s general creditors in the event of the company’s bankruptcy or insolvency until paid to the plan participants. Distributions are paid in a lump sum distribution equal to the vested portion of the participant’s account. The earnings on Mr. Usilton’s account were determined by the performance of the investment funds selected by Mr. Usilton, which generated an annual return of 4.9% in 2006.

In addition, the table presents amounts deferred under our Post-Retirement Deferred Compensation Arrangement. The last award we made under the Post-Retirement Deferred Compensation Arrangement was in 2003 and we do not currently plan to utilize this program in the future. The plan committee has complete discretion as to the amount of any awards made under the Post-Retirement Deferred Compensation Arrangement. An award may be made in one or more installments during the year and at the times selected by the plan committee. Participants earn a vested right to their awards pursuant to a vesting schedule specified by the plan committee. Deferred amounts are credited with earnings based on the rate of interest or earnings on a stable value investment fund or index specified by the plan committee for the period during which the awards are held in the participant’s account. The Post-Retirement Deferred Compensation Arrangement is unfunded. Distributions are paid in a lump sum distribution following termination of employment. Participants may also elect to withdraw some or all of the vested amounts in their accounts prior to termination upon reaching age 65, in the event of an unforeseeable emergency or in the event of a change of control. These elections will be made at such times and under such conditions as may be imposed by the plan committee.

The company made two awards to Mr. Beil under the Post-Retirement Deferred Compensation Arrangement. The first award was made on January 1, 2001 in the amount of $200,000 and vests 25% on the first four anniversaries of the award date. The second award was made on April 1, 2003 in the amount of $200,000 and vests 33% on the 3rd, 4th and 5th anniversaries of the award date. Upon Mr. Beil’s retirement, the first $200,000 award had fully vested and 33% of the second $200,000 award had vested. Mr. Beil’s account generated an annual return of 4.6% in 2006.

Potential Payments Upon Termination or Change of Control

Severance Payments and Benefits

The following tables and summary set forth the company’s payment obligations pursuant to the terms of the employment agreements for each of our named executive officers, other than Mr. Beil and Mr. Kelly, under the following circumstances, as applicable to each named executive officer: death, disability, involuntary termination for other than Material Cause (defined below), resignation following a Constructive Discharge (defined below) following a Change of Control (defined below) or resignation following a Good Cause Event (defined below). Mr. Beil retired from the company in December 2006 and Mr. Kelly resigned from the company in May 2006. Our payment obligations to Mr. Beil in connection with his retirement and to Mr. Kelly in connection with his resignation are described above under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Severance Arrangements.”

The tables below assume that the employment of our named executive officers was terminated on December 31, 2006.

Under the employment agreements, the company may terminate the named executive officer’s employment for disability, provided that either (i) immediately upon the effective date of such termination, the named executive officer is eligible to receive full disability benefits under the company’s disability insurance (if any) provided to the named executive officer or (ii) the company must continue to pay the named executive officer his base salary until the first to occur of (A) full disability benefits are received or (B) one year from the effective date of termination. The amounts shown in the tables below under “Disability” assume that upon termination the named executive officer was not yet eligible to receive full disability benefits under the company’s insurance and did not receive such full disability benefits prior to one year following termination. As a result, the company continued to pay the named executive officer’s base salary for a full year following termination of employment for disability.

Kent J. Thiry

Benefit	Death		Disability		Involuntary Termination for Other Than Material Cause		Resignation Following a Constructive Discharge Following a Change of Control
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—		$912,000		$2,726,880	(1)	$2,726,880	(1)
Bonus	$1,800,000	(2)	$1,800,000	(2)	$5,531,500	(3)	$5,531,500	(3)
Continued health benefits for a specified period following termination	—		—		$29,633	(4)	$29,633	(4)

(1)	Mr. Thiry will be entitled to receive a lump-sum payment equal to his base salary in effect as of the date of termination multiplied by 2.99. As of December 31, 2006, Mr. Thiry’s base salary was $912,000.
(2)	Mr. Thiry (or his estate) will be entitled to receive a pro-rated bonus for that portion of any year prior to such termination (or for the whole year and a portion of a year if such termination occurs after December 31 of any year and prior to the date on which the bonus for such year is paid) regardless of whether Mr. Thiry is employed on the date such bonus is paid. On December 31, 2006, Mr. Thiry had fully earned his bonus for 2006, so he would receive the full amount of his annual bonus as reported in the Summary Compensation Table upon termination.
(3)	Mr. Thiry will be entitled to receive a bonus for the year in which such termination occurs equal to the average bonus (excluding any extraordinary or special bonuses paid in addition to the annual performance bonus) that he received for the two immediately preceding calendar years multiplied by 2.99. The amount reported in the table above reflects the average of Mr. Thiry’s 2006 annual bonus in the amount of $1,800,000 and Mr. Thiry’s 2005 annual bonus in the amount of $1,900,000, multiplied by 2.99.
(4)	Mr. Thiry will continue to receive his health benefits for the two-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Thiry for the two-year period following termination.

Mark G. Harrison

Benefit	Death	Disability	Involuntary Termination for Other Than Material Cause		Resignation Following a Constructive Discharge Following a Change of Control
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—	$500,000	$500,000	(1)	$500,000	(1)
Bonus	—	—	—		—
Continued health benefits for a specified period following termination	—	—	$13,501	(2)	$13,501	(2)

(1)	Mr. Harrison will continue to receive his base salary for the one-year period following termination. As of December 31, 2006, Mr. Harrison’s base salary was $500,000. Once Mr. Harrison accepts new employment, the company may reduce its payment obligation dollar-for-dollar for every dollar Mr. Harrison earns in base salary and other compensation from his new employer during the severance period.
(2)	Mr. Harrison will continue to receive his health benefits for the twelve-month period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Harrison for the twelve-month period following termination.

In addition to the covered circumstances specified for Mr. Harrison in the table above, the company is obligated to make the following payments to Mr. Harrison if within six years of the effective date of Mr. Harrison’s employment agreement, (i) Kent J. Thiry is no longer the chief executive officer for reasons other than as a result of a Change of Control (defined below), (ii) the new chief executive officer has worked for the company for less than two years at the time he/she becomes the chief executive officer, and (iii) within one year of this person becoming the new chief executive officer, that person either hires someone else to be the company’s chief financial officer or has commenced a search for a new chief financial officer: (a) Mr. Harrison’s base salary for the two-year period following termination, (b) Mr. Harrison’s health benefits for the eighteen-month period following termination and (c) a lump-sum severance payment of $150,000. In such event, assuming Mr. Harrison was terminated on December 31, 2006, he would receive $1,000,000 in base salary payments over the two-year period following termination, a lump sum severance payment of $150,000 and the estimated actual cost of COBRA insurance premiums for Mr. Harrison for the eighteen-month period following termination is $20,252. Once Mr. Harrison accepts new employment, the company may reduce its payment obligation with respect to Mr. Harrison’s base salary dollar-for-dollar for every dollar Mr. Harrison earns in base salary and other compensation from his new employer during the severance period.

Joseph C. Mello

Benefit	Death		Disability		Involuntary Termination for Other Than Material Cause		Resignation Following a Constructive Discharge Following a Change of Control
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—		$700,000		$700,000	(1)	$700,000	(1)
Bonus	$1,200,000	(2)	$1,200,000	(2)	$2,400,000	(3)	$2,400,000	(3)
Continued health benefits for a specified period following termination	—		—		$14,817	(4)	$14,817	(4)

(1)	Mr. Mello will be entitled to receive a lump-sum payment equal to his base salary in effect as of the date of termination. As of December 31, 2006, Mr. Mello’s base salary was $700,000.
(2)	Mr. Mello (or his estate) will be entitled to receive a pro-rated bonus for that portion of any year prior to such termination (or for the whole year and a portion of a year if such termination occurs after December 31 of any year and prior to the date on which the bonus for such year is paid) regardless of whether Mr. Mello is employed on the date such bonus is paid. On December 31, 2006, Mr. Mello had fully earned his bonus for 2006, so he would receive the full amount of his annual bonus as reported in the Summary Compensation Table upon termination.
(3)	Mr. Mello will be entitled to receive a bonus for the year in which such termination occurs equal to the normal bonus, if any, which he received for the immediately preceding calendar year multiplied by 2.
(4)	Mr. Mello will continue to receive his health benefits for the one-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Mello for the one-year period following termination.

Thomas O. Usilton, Jr.

Benefit	Death		Disability		Involuntary Termination for Other Than Material Cause		Involuntary Termination for Other Than Material Cause Following a Change of Control		Resignation Following a Constructive Discharge Following a Change of Control
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—		$380,000		$380,000	(1)	$760,000	(2)	$760,000	(2)
Bonus	$393,487	(3)	$393,487	(3)	$393,487	(4)	$393,487	(3)	$393,487	(3)
Continued health benefits for a specified period following termination	—		—		$14,817	(5)	$14,817	(5)	$14,817	(5)

(1)	Mr. Usilton will be entitled to receive a lump-sum payment equal to his base salary in effect as of the date of termination. As of December 31, 2006, Mr. Usilton’s base salary was $380,000.
(2)	Mr. Usilton will be entitled to receive a lump-sum payment equal to his base salary in effect as of the date of termination multiplied by 2. As of December 31, 2006, Mr. Usilton’s base salary was $380,000.
(3)	Mr. Usilton’s interest in his Deferred Bonus Plan account will automatically vest and he (or his estate) will be entitled to the full balance of the account. The amount reported in the table above represents the market value of Mr. Usilton’s Deferred Bonus Plan account as of December 31, 2006. Pursuant to the terms of the Deferred Bonus Plan, Mr. Usilton’s interest in the Deferred Bonus Plan account will automatically vest upon death, disability, retirement or a change of control. Under the Deferred Bonus Plan, a change of control includes a change in ownership of the company, a change in effective control of the company and a change in the ownership of a substantial portion of the assets of the company.
(4)	Mr. Usilton will be entitled to receive the remaining amount in his Deferred Bonus Plan account as if he had remained employed. Mr. Usilton’s interest in the account vests 25% each year over four years. The amount reported in the table above represents the market value of Mr. Usilton’s Deferred Bonus Plan account as of December 31, 2006. 25% of the account vested in 2006 and was paid to Mr. Usilton and 25% of the account will vest and be paid to Mr. Usilton each year over the next three years.
(5)

Mr. Usilton will continue to receive his health benefits for the one-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Usilton for the one-year period following termination.

In addition to the covered circumstances specified for Mr. Usilton in the table above, the company is obligated to make the following payments to Mr. Usilton if during the first five years of Mr. Usilton’s employment, Kent Thiry is no longer the chief executive officer or the executive or nonexecutive chairman of the company, and his employment is terminated for a reason other than death, disability or Material Cause (defined below): (i) a lump-sum payment equal to Mr. Usilton’s base salary in effect as of the date of termination multiplied by 2, and (ii) Mr. Usilton’s health benefits for the one-year period following termination. In such event, assuming Mr. Usilton was terminated on December 31, 2006, he would receive a lump sum payment in the amount of $760,000 and the actual estimated cost of COBRA insurance premiums for Mr. Usilton for the one-year period following termination is $14,817. Mr. Usilton will also be entitled to receive the remaining amount in his Deferred Bonus Plan account as if he had remained employed. 25% of the account vested in 2006 and was paid to Mr. Usilton and 25% of the account will vest and be paid to Mr. Usilton each year over the next three years. In addition, if at any time during Mr. Usilton’s employment, Kent Thiry is no longer the chief executive officer or the executive or nonexecutive chairman of the company, and Mr. Usilton’s employment is terminated for a reason other than death, disability or Material Cause (defined below), all of Mr. Usilton’s restricted stock units that were to vest within 11 months of his termination will automatically vest as of the date of termination.

Joseph Schohl

Benefit	Death	Disability	Involuntary Termination for Other Than Material Cause		Resignation Following a Constructive Discharge Following a Change of Control		Resignation Following a Good Cause Event
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—	$250,000	$500,000	(1)	$500,000	(1)	$500,000	(1)
Bonus	—	—	—		—		—
Continued health benefits for a specified period following termination	—	—	$14,736	(2)	$14,736	(2)	$14,736	(2)

(1)	Mr. Schohl will continue to receive his base salary for the two-year period following termination. As of December 31, 2006, Mr. Schohl’s base salary was $250,000. Once Mr. Schohl accepts new employment, the company may reduce its payment obligation dollar-for-dollar for every dollar Mr. Schohl earns in base salary and other compensation from his new employer during the severance period.
(2)	Mr. Schohl will continue to receive his health benefits for the one-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Schohl for the one-year period following termination.

The company’s obligation to provide continued health benefits under the circumstances set forth in the tables above is subject to earlier termination in connection with the employee accepting employment with another employer.

In the event of termination as a result of death, the estates of the named executive officers identified in the tables above will also receive the proceeds of the respective term life insurance policy for each named executive officer with an aggregate value of 1.5 times each individual’s base salary.

In the event of resignation following a Change of Control (defined below), each of our named executive officers identified in the tables above will be eligible to receive a “gross-up” payment to the extent that any payment or benefit received or to be received in connection with such Change of Control is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code.

To receive the severance payments and benefits described above, each named executive officer must execute the company’s standard severance and general release agreement. In addition, the employment agreements include confidentiality provisions that would apply until the confidential information becomes publicly available (other than through breach by the named executive officer). The employment agreements also include nonsolicitation provisions which prohibit each named executive officer from soliciting any patient or customer of the company to patronize a competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the company, for a period of two years following the termination of the named executive officer’s employment. However, with respect to Mr. Harrison and Mr. Mello, the nonsolicitation provision would apply for a period of one year following termination and, with respect to Mr. Harrison only, for a period of two years if Mr. Harrison is receiving a severance in connection with a change in management described above.

For purposes of the employment agreements and the tables above:

An involuntary termination for “Material Cause” occurs if the company terminates employment for any of the following reasons: (i) conviction of a felony; (ii) the adjudication by a court of competent jurisdiction that the employee has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the company; (iii) repeated failure or refusal by the employee to follow policies or directives reasonably established by the chief executive officer of the company or his designee that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the employee; (iv) a material breach of the employee’s employment agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the employee; (v) an act of unlawful discrimination, including sexual harassment; (vi) a violation of the duty of loyalty or of any fiduciary duty; or (vii) exclusion or notice of exclusion of the employee from participating in any federal health care program.

The definition of “Material Cause” in Mr. Thiry’s employment agreement does not include the reasons specified in (v), (vi) and (vii) above. In addition, Mr. Harrison’s employment agreement also includes the following reasons for termination under the definition of “Material Cause”: (i) any gross or willful misconduct or gross negligence by the employee in the performance of his duties; and (ii) egregious conduct by the employee that brings the company or any of its subsidiaries or affiliates into public disgrace or disrepute. Further, Mr. Mello’s employment agreement also includes the following reason for termination under the definition of “Material Cause”: (i) a failure to perform his duties in a satisfactory manner, as determined by the chief executive officer, in his sole discretion, so long as Kent Thiry is the chief executive officer, which goes uncorrected for a period of 30 consecutive days after written notice has been provided to Mr. Mello.

A “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the company (including any transaction in which the company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the company does not survive, (iii) any merger or consolidation in which the company survives, but the shares of the company’s common stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the company after such merger or consolidation, and (iv) any transaction in which more than 40% of the company’s assets are sold.

However, despite the occurrence of any of the above-described events, a “Change of Control” will not have occurred with respect to Mr. Harrison, Mr. Mello, Mr. Usilton and Mr. Schohl if Kent J. Thiry remains the chief executive officer (or executive chair in the case of Mr. Harrison and Mr. Schohl) of the company for at least one year, or 2 years in the case of Mr. Mello, after the Change of Control or becomes the chief executive officer (or executive chair in the case of Mr. Harrison and Mr. Schohl) of the surviving company with which the company merged or consolidated and remains in that position for at least one year, or 2 years in the case of Mr. Mello, after the Change of Control.

A “Constructive Discharge” means the occurrence of any of the following events after the date of a Change of Control without the employee’s express written consent: (i) the scope of the employee’s authority, duties and responsibilities are materially diminished or are not (A) in the same general level of seniority or (B) of the same general nature as the employee’s authority, duties, and responsibilities with the company immediately before such Change of Control; (ii) the failure by the company to provide the employee with office accommodations and assistance substantially equivalent to the accommodations and assistance provided to the employee immediately before such Change of Control; (iii) the principal office to which the employee is required to report is changed to a location that is more than 20 miles from the principal office to which the employee is required to report immediately before such Change of Control; or (iv) a reduction by the company in the employee’s base salary, bonus arrangement, or other material benefits as in effect on the date of such Change of Control.

However, with respect to Mr. Thiry, paragraph (i) of the definition of “Constructive Discharge” above means that (i) the scope of the employee’s authority, duties and responsibilities are materially diminished or are not (A) in the same area of operations, (B) in the same corporate and reporting capacity (and standing in the same relationship to the ultimate parent entity, e.g., reporting to the board of directors of a subsidiary will not be deemed to constitute the same corporate and reporting capacity as reporting to the board of directors of the ultimate parent entity) or (C) of the same general nature as the employee’s authority, duties and responsibilities with the company immediately prior to such Change of Control. In addition, with respect to Mr. Mello, paragraph (i) of the definition of “Constructive Discharge” above means that (i) the scope of employee’s authority, duties and responsibilities are materially diminished or are not (A) in the same area of operations, (B) in the same general level of seniority, or (C) of the same general nature as employee’s authorities, duties and responsibilities with employer immediately before such Change of Control. Further, with respect to Mr. Schohl, paragraph (i) of the definition of “Constructive Discharge” above means that (i) the scope of employee’s authority, duties and responsibilities are materially diminished or are not (A) in the same general level of seniority, (B) in the same corporate and reporting capacity (and standing in the same relationship to the ultimate parent entity, e.g., reporting to the chief executive officer of a subsidiary will not be deemed to constitute the same corporate and reporting capacity as reporting to the chief executive officer of the ultimate parent company), or (C) of the same general nature as employee’s authority, duties, and responsibilities with employer immediately before such Change of Control.

A “Good Cause Event” means the occurrence of any of the following events without employee’s express written consent: (i) the company materially diminishes the scope of employee’s authority, duties and responsibilities and his duties and responsibilities are not (A) in the same general level of seniority or (B) of the same general nature; (ii) the company ceases to provide employee with appropriate office accommodations and assistance (i.e., office accommodations and assistance substantially similar to what other similar-level executives receive); (iii) the company relocates the principal office to which employee is required to report to a location that is more than twenty (20) miles from the principal office to which employee was required to report; or (iv) the company reduces employee’s base salary, bonus arrangement, or other material benefits (unless the change in benefit plans is taken generally with respect to all similarly-situated peer executives and does not single out employee).

Accelerated Vesting of Stock-Based Awards

In the event of a Change of Control, in the event the company is acquired and the acquiring entity fails to assume our named executive officers’ awards upon such Change of Control, or in the event our named executive officers are terminated following a Change of Control, our named executive officers would be entitled to accelerated vesting of their stock options, restricted stock units awards and/or SSARs as set forth in the table below pursuant to the terms of the stock option agreements, restricted stock units agreements and SSARs agreements, as applicable, for each of our named executive officers.

For grants and awards made before October 2006, the stock-based award agreements for the named executive officers provide that in the event of a Change of Control, the options or awards shall automatically vest and become immediately exercisable in their entirety, such vesting to be effective as of the effective date of such transaction.

For grants and awards made after October 2006, the stock-based award agreements for the named executive officers provide that in the event that either (i) in connection with a Change of Control, the acquiring entity fails to assume, convert or replace the named executive officer’s options or awards, or (ii) the named executive officer’s employment is terminated within the twenty four-month period following a Change of Control by the company (or the acquiring entity) other than for Cause (defined below) or, if applicable, by the named executive officer in accordance with the termination for Good Reason provisions of the named executive officer’s employment agreement, if any, then, in any such case, the options or awards shall automatically vest and become immediately exercisable in their entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the named executive officer’s employment in the case of (ii).

The table below sets forth the value of the company’s obligations upon the automatic vesting of the stock-based awards of our named executive officers as described above and assumes that the Change of Control or, if applicable, the termination of our named executive officers following a Change of Control, took place on December 31, 2006, the last day of our most recent fiscal year. Each of the named executive officers in the table below will be eligible to receive a “gross-up” payment to the extent any benefit received in connection with such Change of Control is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code.

Name	Value of Options/SSARs (1)	Value of Stock Awards (2)
Kent J. Thiry	$24,136,193	$4,201,327
Mark G. Harrison	—	$1,777,500
Joseph C. Mello	$11,448,039	$1,834,039
Thomas O. Usilton, Jr.	$1,305,800	$853,200
Joseph Schohl	$1,232,900	$355,500

(1)	Values are based on the aggregate difference between the respective exercise or base prices and the closing sale price of our common stock on December 29, 2006, which was $56.88 per share, as reported by the NYSE.
(2)	Values are based on the aggregate number of shares underlying restricted stock units multiplied by the closing sale price of our common stock on December 29, 2006, which was $56.88 per share, as reported by the NYSE.

For purposes of the stock-based award agreements and the table above:

A “Change of Control” has substantially the same meaning under the stock-based award agreements as such term under the employment agreements for our named executive officers (defined above under

“—Severance Payments and Benefits”), except that “50%” is used as the test for voting power and company assets under the stock-based award agreements. However, with respect to Mr. Schohl’s stock option agreement dated November 18, 2004, a “Change of Control” has the same meaning as a “Change of Control” under Mr. Schohl’s employment agreement and with respect to Mr. Usilton’s stock option agreement dated August 16, 2004 the percentages in clauses (iii) and (iv) of the definition of “Change of Control” are 40% instead of 50%.

No transaction will constitute a Change of Control under the stock-based award agreements if both (x) the person acting as the chief executive officer of the company for the six months prior to such transaction becomes the chief executive officer or executive chairman of the board of directors of the entity that has acquired control of the company as a result of such transaction immediately after such transaction and remains the chief executive officer or executive chairman of the board of directors for not less than one year following the transaction and (y) a majority of the acquiring entity’s board of directors immediately after such transaction consist of persons who were directors of the company immediately prior to such transaction.

“Cause” means: (1) a material breach by the employee of those duties and responsibilities of the employee which do not differ in any material respect from the duties and responsibilities of the employee during the 90 day period immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the employee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the company and which is not remedied in a reasonable period of time after receipt of written notice from the company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the company; (3) the conviction of the employee of, or a plea of nolo contendere by the employee to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of company policies which results in material harm to the company.

Compensation of Directors

The following table sets forth information concerning the compensation of the company’s non-employee directors during 2006.

2006 Director Compensation*

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)(4)	Option Awards ($) (5)(6)(7)	Total ($)
Nancy-Ann DeParle	$52,500	$12,016	$118,890	$183,406
Richard B. Fontaine	$49,000	$12,016	$195,394	$256,410
Peter T. Grauer	$52,000	$99,936	$212,399	$364,335
C. Raymond Larkin, Jr.	$36,000	$12,016	$195,394	$243,410
John M. Nehra	$59,000	$99,936	$143,087	$302,023
William L. Roper, M.D.	$62,500	$99,936	$219,592	$382,028
Roger J. Valine (8)	$22,000	$6,173	$24,133	$52,306
Richard C. Vaughan	$58,000	$99,936	$115,260	$273,196

*	Mr. Berg joined the Board of Directors on March 2, 2007. Mr. Brittain joined the Board of Directors on March 22, 2007. Mr. Berg and Mr. Brittain did not receive director compensation in 2006 and, therefore, are not included in the table above.
(1)	Consists of the amounts described below under “Cash Compensation.” With respect to Messrs. Vaughan, Nehra, Roper and Grauer, includes $10,000 for service as chair of the Audit Committee, Compensation Committee, Compliance Committee and as lead independent director, respectively.
(2)

The amounts shown in this column reflect restricted stock unit awards. Restricted stock units vest 100% upon issuance, but receipt is automatically deferred to one year from the grant date. The amounts shown in this column are the amounts recognized for financial statement reporting purposes during 2006 pursuant to

FAS 123R for such awards to our non-employee directors, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from and does not reduce such amount. See Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.

(3)	With respect to Messrs. Vaughan, Nehra, Roper and Grauer, includes $10,000 in restricted stock units and 1,500 restricted stock units for service as chair of the Audit Committee, Compensation Committee, Compliance Committee and as lead independent director, respectively.

The grant date fair value of each restricted stock unit award granted in 2006 pursuant to FAS 123R is set forth below:

Name*	Stock Awards: Number of Shares of Stock or Units (#)	Grant Date	Grant Date Fair Value of Stock Awards ($)
Nancy-Ann DeParle, Richard B. Fontaine and C. Raymond Larkin, Jr.	50	3/31/2006	$3,011
	60	6/30/2006	$2,982
	52	9/30/2006	$3,009
	53	12/31/2006	$3,015

Peter T. Grauer, John M. Nehra, William L. Roper, M.D. and Richard C. Vaughan	91	3/31/2006	$5,479
	1,500	5/15/2006	$77,925
	111	6/30/2006	$5,517
	95	9/30/2006	$5,498
	97	12/31/2006	$5,517

Roger J. Valine	3	6/30/2006	$149
	52	9/30/2006	$3,009
	53	12/31/2006	$3,015

*	Directors are grouped together in a row where all elements of compensation are identical for such directors.

See Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.

(4)	As of December 31, 2006, each non-employee director had the following number of restricted stock unit awards outstanding:

Name	Vested Stock Awards (#)	Unvested Stock Awards (#)
Nancy-Ann DeParle	215	—
Richard B. Fontaine	215	—
Peter T. Grauer	1,894	—
C. Raymond Larkin, Jr.	215	—
John M. Nehra	1,894	—
William L. Roper, M.D.	1,894	—
Roger J. Valine	108	—
Richard C. Vaughan	1,894	—

(5)

Option awards vest 25% on each of the first four anniversaries of the grant date. The amounts shown in this column are the amounts recognized for financial statement reporting purposes during 2006 pursuant to

FAS 123R for option awards to our non-employee directors, except that, in accordance with rules of the SEC, any estimate for forfeitures related to service-based vesting conditions is excluded from and does not reduce such amount. See Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating this amount pursuant to FAS 123R.

The grant date fair value of each option award granted in 2006 pursuant to FAS 123R is set forth below:

Name	Number of Shares Underlying Options (#)	Grant Date	Grant Date Fair Value of Option Awards ($)
Nancy-Ann DeParle	12,000	5/15/2006	$76,675
Richard B. Fontaine	12,000	5/15/2006	$76,675
Peter T. Grauer	18,000	5/15/2006	$115,013
C. Raymond Larkin, Jr.	12,000	5/15/2006	$76,675
John M. Nehra	18,000	5/15/2006	$115,013
William L. Roper, M.D.	18,000	5/15/2006	$115,013
Roger J. Valine	15,000	6/27/2006	$187,656
Richard C. Vaughan	18,000	5/15/2006	$115,013

See Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.

(6)	With respect to Messrs. Vaughan, Nehra, Roper and Grauer, includes 6,000 stock options for service as chair of the Audit Committee, Compensation Committee, Compliance Committee and as lead independent director, respectively.

(7)	As of December 31, 2006, each non-employee director had the following number of options outstanding:

Name	Exercisable Options (#)	Unexercisable Options (#)	Exercise Price ($)		Expiration Date
Nancy-Ann DeParle	12,000 12,000 —	— — 12,000	$ $ $	30.66 41.66 51.95	5/24/2009 5/13/2010 5/15/2011

Richard B. Fontaine	6,000 16,000 18,000 —	— 2,000 — 12,000	$ $ $ $	15.91 30.66 41.66 51.95	5/21/2008 5/24/2009 5/13/2010 5/15/2011

Peter T. Grauer	6,000 12,000 15,000 16,000 18,000 —	— — — 2,000 — 18,000	$ $ $ $ $ $	16.81 15.91 16.09 30.66 41.66 51.95	4/11/2007 5/21/2008 5/28/2008 5/24/2009 5/13/2010 5/15/2007

C. Raymond Larkin, Jr.	14,000 27,000 16,000 18,000 —	— — 2,000 — 12,000	$ $ $ $ $	16.81 15.91 30.66 41.66 51.95	4/11/2007 5/21/2008 5/24/2007 5/13/2010 5/15/2011

John M. Nehra	12,000 12,000 12,000 12,000 —	— — — — 18,000	$ $ $ $ $	16.81 15.91 30.66 41.66 51.95	4/11/2007 5/21/2008 5/24/2009 5/13/2010 5/15/2011

William L. Roper, M.D.	5,001 7,999 18,000 —	— 2,000 — 18,000	$ $ $ $	15.91 30.66 41.66 51.95	5/21/2008 5/24/2009 5/13/2010 5/15/2011

Roger J. Valine	—	15,000		$47.99	6/27/2011

Richard C. Vaughan	3,750 —	11,250 18,000	$ $	43.50 51.95	5/20/2010 5/15/2011

(8)	Mr. Valine joined the Board of Directors on June 27, 2006.

Cash Compensation

Directors who are our employees or officers do not receive compensation for service on our Board of Directors or any committee of the Board of Directors. Pursuant to our Director Compensation Philosophy and Plan, each of our non-employee directors is entitled to receive a retainer of $24,000 per year, paid quarterly in arrears (half in cash and half in restricted stock units that must be held for one year from the date of grant), and additional compensation of $4,000 for each Board of Directors meeting attended in person and $2,000 for each meeting held via telephone conference that lasts more than one and one half hours. For committee meetings, additional compensation of $2,000 per meeting is paid for each meeting attended in person, for each meeting held via telephone that lasts more than one hour and for telephonic meetings of the Audit Committee related to quarterly earnings releases, except that the meeting fee is $1,500 for members of the Public Policy and Clinical Performance Committees and $2,500 for the chairs of these two committees. Committee meeting fees are paid for all committee meetings held on the same day as regular Board of Directors meetings, other than meetings of the Nominating and Governance Committee.

The chairs of the Audit, Compensation and Compliance Committees and the lead independent director also receive an additional retainer of $20,000 per year, paid quarterly in arrears (half in cash and half in restricted stock units that must be held for one year from the date of grant). If the lead independent director also serves as a chair of the Audit, Compensation or Compliance Committee, he or she will only receive a total additional retainer of $20,000 (not $40,000) per year. We also reimburse our directors for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or any committee thereof and other company business.

Pursuant to our Director Compensation Philosophy and Plan, in 2006 our non-employee directors received the cash compensation set forth in the table above for their service on our Board of Directors.

Stock-Based Compensation

In accordance with the Director Compensation Philosophy and Plan, each director who is not one of our officers or employees is entitled to receive SARs or options, as determined by the Board of Directors, to purchase 12,000 shares of our common stock each time he or she is elected to serve on our Board of Directors by our stockholders. These options or SARs are granted on the date of our annual meeting of stockholders, have a per share exercise price or base price, as applicable, equal to the fair market value of a share of our common stock on the date of grant, vest in full on the date of the following annual meeting of stockholders, with acceleration of vesting upon a change of control, and expire five years after the date of grant.

The chairs of the Audit, Compensation and Compliance Committees and the lead independent director also receive additional SARs or options, as determined by the Board of Directors, to purchase 6,000 shares of our common stock for each year of service in these roles. These options or SARs are granted on the date of our annual meeting of stockholders, have a per share exercise price or base price, as applicable, equal to the fair market value of a share of our common stock on the date of grant, vest in full on the date of the following annual meeting of stockholders, with acceleration of vesting upon a change of control, and expire five years after the date of the grant. Vesting of these options or SARs continues so long as the director continues to serve on our Board of Directors even if he or she is no longer a committee chair or lead independent director. In addition to these options or SARs, each of the chairs of the Audit, Compensation and Compliance Committees and the lead independent director receives additional restricted stock units of 1,500 shares that are granted on the date of our annual meeting of stockholders and that vest 100% upon issuance, but receipt is automatically deferred to one year from the grant date. If the lead independent director also serves as a committee chair, he or she will not receive an additional option or SAR grant or grant of restricted stock units.

Each new member of our Board of Directors who is not one of our employees or officers receives a one-time grant of SARs or options, as determined by the Board of Directors, to purchase 15,000 shares of our common stock that is granted upon initial appointment to our Board of Directors, with a per share exercise price or base price, as applicable, equal to the fair market value of a share of our common stock on the date of grant, that vests over four years at an annual rate of 25% beginning on the first anniversary of the date of grant, with acceleration of vesting upon a change of control and that expires five years after the date of grant.

Pursuant to our Director Compensation Philosophy and Plan, in 2006 our non-employee directors received the stock-based compensation set forth in the table above for their service on our Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors is currently composed of four independent, non-employee directors. The Compensation Committee oversees the company’s compensation programs on behalf of the Board of Directors. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management.

Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for the company’s 2007 annual meeting of stockholders.

COMPENSATION COMMITTEE

John M. Nehra (Chairman)

Nancy-Ann DeParle

Peter T. Grauer

Richard B. Fontaine

The information contained above under the caption “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. During 2006, none of our executive officers served as a member of the compensation committee or board of directors of any other company whose executive officer(s) served as a member of our Compensation Committee or Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the company’s written Related Person Transactions Policy by the Audit Committee of the Board of Directors or, if the Audit Committee of the Board of Directors determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members.

The Audit Committee considers all relevant factors when determining whether to approve or ratify a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the company as would be available in comparable transactions with or involving unaffiliated third parties.

The company’s Related Person Transactions Policy is available on the company’s website at www.davita.com.

The Related Person Transactions Policy described above was adopted on March 2, 2007. Prior to the adoption of the Related Person Transactions Policy, related person transactions were generally considered by the entire Board of Directors. The transactions described below were entered into prior to the adoption of the Related Person Transactions Policy and were reviewed and considered by the entire Board of Directors.

Joseph C. Mello, our chief operating officer, is the sole shareholder and sole director of two privately-owned companies, Liberty RC, Inc. (“Liberty”) and Knickerbocker Dialysis, Inc. (“Knickerbocker”) that have been incorporated in New York to acquire the health facility licenses that are required to operate dialysis centers in New York. New York law prohibits publicly-held companies from owning these facility licenses. Even though we own substantially all of the assets, including the fixed assets, of our New York dialysis centers, the licenses must be held by privately-owned companies, with which we enter into agreements to provide equipment, leased real property and a broad range of administrative services, including billing and collecting. The state has approved the issuance of some of the licenses to the companies owned by Mr. Mello. Until the state approves the issuance of the remainder of the licenses to the companies owned by Mr. Mello, we have similar agreements with the current owners of the licenses, who have agreed to surrender the licenses to the companies owned by Mr. Mello upon state approval. We have also provided financing to Mr. Mello, Liberty and Knickerbocker, and have agreed to provide future financing to Liberty and Knickerbocker, for the future capital needs of these entities, as required by the state. In that regard, since January 1, 2006, we loaned an aggregate amount of $6,340,000 to Mr. Mello, which he immediately contributed to Liberty and Knickerbocker as additional equity capital. We also loaned $1,068,000 directly to Liberty and $5,352,000 directly to Knickerbocker. The aggregate amount outstanding under all loans to Mr. Mello, Liberty and Knickerbocker as of March 31, 2007 was $16,249,299, including accrued interest. The interest rate on these notes is the prime rate plus 2% per annum, which as of March 31, 2007 was 10.25%. These loans were made for the sole purpose of advancing the company’s business and not for the purpose of providing any personal benefit to Mr. Mello. The proceeds of the loans may be used solely to fund the capital needs of Liberty and Knickerbocker in operating the licensed dialysis centers. Any dividends that Mr. Mello receives from Liberty or Knickerbocker must be immediately applied to the repayment of the loans. The shares of Liberty and Knickerbocker are subject to share transfer restriction agreements, under which Mr. Mello cannot transfer the shares without our consent, and we can require Mr. Mello to transfer the shares to another individual whom we designate at any time. All assets, liabilities, and operating results of Liberty and Knickerbocker are included in our consolidated financial statements.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

The Audit Committee is responsible for the selection and compensation of the company’s independent registered public accounting firm, KPMG, as well as oversight of the independence and performance of KPMG and the company’s internal audit function. In addition, the Audit Committee has considered whether the provision of non-audit services to the company by KPMG is compatible with maintaining KPMG’s independence.

Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an audit of management’s assessment of, and the operation of, internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has met and held discussions with the company’s internal auditors and KPMG, with and without management present, to discuss the scope of their audit plans, results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

The Audit Committee engaged the independent registered public accounting firm to conduct the independent audit. The Audit Committee reviewed and discussed with management the December 31, 2006 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board, and discussed with the independent registered public accounting firm its independence.

Based upon the Audit Committee’s reviews and discussions with management and the independent registered public accounting firm, referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Richard C. Vaughan (Chairman)

C. Raymond Larkin, Jr.

Roger J. Valine

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

If you wish to present a proposal for action at the 2008 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 22, 2007 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2008 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that you must notify us no later than February 29, 2008, and no earlier than January 30, 2008.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented at the 2007 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A copy of our 2006 annual report is being mailed to each stockholder of record together with this proxy statement. The 2006 annual report includes our audited financial statements for the year ended December 31, 2006. Our annual report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The annual report on Form 10-K is not part of our proxy soliciting material. Copies of the annual report on Form 10-K, without exhibits, can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

By order of the Board of Directors,

Joseph Schohl
Vice President, General Counsel and
Secretary

El Segundo, California

April 20, 2007

APPENDIX A

DaVita Inc.

Employee Stock Purchase Plan

(As amended and restated effective May 29, 2007,

subject to stockholder approval)

Article I

Purpose and Effective Date

The purpose of the Plan is to provide incentives for, and to encourage stock ownership by, Employees of DaVita Inc. or any of its Subsidiaries whose Employees participate in the Plan in order to increase their proprietary interest in the success of the Company.

The effective date of this 2007 Amendment and Restatement of the Plan is May 29, 2007.

Article II

Definitions

Whenever capitalized in the text, the following terms shall have the meanings set forth below.

2.1	“Account” shall mean the account established pursuant to Section 3.5 below to hold a Participant’s contributions to the Plan.

2.2	“Board” shall mean the Board of Directors of DaVita Inc.

2.3	“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to any specific section of the Code shall be deemed to be a reference to any successor provision.

2.4	“Committee” shall mean the Compensation Committee of the Board or such other committee designated by the Board to administer the Plan.

2.5	“Common Stock” shall mean the common stock of DaVita Inc.

2.6	“Company” shall mean DaVita Inc., a Delaware corporation, as well as any Subsidiary whose employees participate in the Plan with the consent of the Board.

2.7	“Continuous Employment” shall mean employment without interruption by the Company. Employment shall not be considered interrupted because of:

(a)	Transfers of employment between the Company and a Subsidiary (or vice versa) or between different Subsidiaries; or

(b)	Any Leave of Absence.

2.8	“Employee” shall mean a worker whose earnings the Company reports on a Form W-2. This term does not include members of the Board of Directors unless they are employed by the Company in a position in addition to their duties as a director.

2.9	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.10	“Fair Market Value” of Common Stock for any day shall be the last reported sale price on that day regular way, or if no such reported sale takes place on that day, the average of the last reported bid and ask prices on that day regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed. If the national securities exchange is closed on such date, the “Fair Market Value” shall be determined as of the last preceding day on which the Common Stock was traded or for which bid and ask prices are available.

2.11	“Insider” shall mean a Participant who is subject to Section 16 of the Exchange Act.

2.12	“Leave of Absence” shall mean an unpaid leave of absence taken in accordance with the Company’s leave of absence policy. A Participant will not be considered to have incurred a break in Continuous Employment because of a Leave of Absence that does not exceed ninety (90) days. If the Leave of Absence exceeds ninety (90) days, the Participant will be deemed to have incurred a break in Continuous Employment on the ninety-first (91st) day, unless the Participant’s rights to reemployment are guaranteed by statute or contract.

2.13	“Participant” shall mean an Employee who has been granted a Purchase Right under the Plan.

2.14	“Plan” shall mean the DaVita Inc. Employee Stock Purchase Plan.

2.15	“Plan Broker” shall mean a stock brokerage firm designated by the Committee to establish accounts for Common Stock purchased under the Plan by Participants.

2.16	“Purchase Right” shall mean a right to purchase Common Stock granted pursuant to the Plan.

2.17	“Purchase Right Period” shall mean the period beginning on January 1 or July 1 (whichever is applicable) and terminating on the immediately following December 31. (But see Section 4.3 below for special rules regarding the termination of a Purchase Right Period upon a Termination Event.)

2.18	“Stockholders” shall mean the holders of Common Stock.

2.19	“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Article III

Eligibility and Participation

3.1	Eligibility.

(a)	All Employees of the Company who are scheduled to work at least twenty (20) hours per week are eligible to participate in the Plan, provided they have completed at least three (3) months of Continuous Employment prior to the first day of the Purchase Right Period.

(b)	No Employee may be granted a Purchase Right if the Employee would immediately thereafter own, directly or indirectly, five percent (5%) or more of the combined voting power or value of all classes of stock of the Company or of a Subsidiary. For this purpose, an Employee’s ownership interest shall be determined in accordance with the constructive ownership rules of Code Section 424(d).

3.2	Payroll Withholding.

(a)	Employees who have satisfied the eligibility conditions of Section 3.1 above may enroll as Participants by executing prior to the commencement of each Purchase Right Period a form provided by the Company on which they designate:

(i)	The dollar amount (not a percentage of compensation) to be deducted from their paychecks and contributed to their Accounts for the purchase of Common Stock, which shall not be less than ten dollars ($10.00) per payroll period; and/or

(ii)	The amount of funds, if any, which they will deposit at the beginning of the Purchase Right Period for the purchase of Common Stock.

(b)	Once selected, the rate of contributions for a Purchase Right Period cannot be decreased or increased without terminating the Purchase Right. However, pursuant to rules and procedures prescribed by the Committee, a Participant may make additional contributions to make up for amounts that he or she failed to make while on a Leave of Absence if the Participant returns to active employment and contributes those amounts before the end of the Purchase Right Period.

3.3	Limitations.

(a)	Notwithstanding anything herein to the contrary, a Participant may not accrue a right to purchase shares of Common Stock at a rate that exceeds twenty-five thousand dollars ($25,000.00) per calendar year, determined in a manner consistent with Code Section 423(b)(8).

(b)	This limitation shall apply to the Participant’s right to purchase Common Stock under the Plan and under all other employee stock purchase plans described in Code Section 423 that are maintained by the Company and its Subsidiaries.

(c)	This dollar limitation applies to the Fair Market Value of Common Stock determined at the time the Purchase Right is granted.

3.4	Granting of Purchase Rights. The price at which each share covered by a Purchase Right will be purchased will in all instances be the lesser of:

(a)	One hundred percent (100%) of the Fair Market Value of a share of Common Stock on the first day of the applicable Purchase Right Period; or

(b)	Eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the last day of that Purchase Right Period;

provided, however, that such price will in no event be less than the price required under Code Section 423(b)(6).

3.5	Establishment of Accounts.

(a)	All amounts contributed by the Participant to the Plan (whether by means of payroll withholding or a lump sum advance contribution) will be deposited into a separate Account maintained for the Participant.

(b)	No interest will be earned on those contributions.

(c)	A Participant may not withdraw any amounts from his or her Account without terminating his or her Purchase Right pursuant to Section 4.1 below.

Article IV

Purchase Rights

4.1	Termination of Purchase Rights.

(a)	A Participant may withdraw from the Plan at any time prior to the last day of the Purchase Right Period by submitting a form provided by the Company to the People Services Department of the Company. The Participant’s Purchase Right shall terminate upon withdrawal from the Plan.

(b)	A Purchase Right shall terminate automatically if the Participant holding the Purchase Right ceases to be employed by the Company for any reason (including death, disability, or retirement) prior to the last day of the Purchase Right Period.

(c)	Upon the termination of a Purchase Right, all amounts held in the Participant’s Account shall be refunded to the Participant.

4.2	Exercise of Purchase Rights.

(a)	Unless previously terminated, Purchase Rights will be exercised automatically on the last day of the Purchase Right Period.

(b)	Except as provided in Section 3.2(b) above, payment for shares to be purchased at the termination of the Purchase Right Period may only be made from funds:

(i)	Deposited at the beginning of a Purchase Right Period; and/or

(ii)	Accumulated through payroll deductions made during the Purchase Right Period.

(c)	If the balance of the Participant’s Account on the date of purchase exceeds the purchase price of the whole number of shares to be acquired, the surplus shall be applied to the next Purchase Right Period, unless the Participant elects to receive a refund by submitting a form prescribed by the Committee to the People Services Department of the Company.

(d)	Following the end of each Purchase Right Period, the number of shares of Common Stock purchased by each Participant shall be deposited into an account established in the Participant’s name at the Plan Broker, or otherwise transferred to or for the account of the Participant.

(e)	A Participant shall be free to make a disposition (as that term is defined in Code Section 424(c)) of the shares in the Participant’s account at the Plan Broker at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the Participant’s account at the Plan Broker until the holding period set forth in Code Section 423(a) has been satisfied. With respect to shares for which the holding period set forth in Code Section 423(a) has been satisfied, the Participant may move such shares to another brokerage account of the Participant’s choice or request that such shares otherwise be transferred to or for the account of the Participant. (As of the effective date of this 2007 Amendment and Restatement of the Plan, the holding period set forth in Code Section 423(a) is the longer of two (2) years after the first day of the Purchase Right Period and one (1) year after the last day of the Purchase Right Period during which the shares were purchased by the Participant.)

4.3	Termination Event. The following provisions of this Section 4.3 shall apply, notwithstanding anything herein to the contrary.

(a)	A “Termination Event” shall be deemed to occur as a result of (i) a transaction in which the Company will cease to be an independent publicly-owned corporation, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a termination of the Plan.

(b)	The Purchase Right Period in which a Termination Event occurs shall terminate and all Purchase Rights shall be automatically exercised immediately preceding the Termination Event. In the case of a Termination Event described in Section 4.3(a)(i) or 4.3(a)(ii) above, for purposes of determining the amount under Section 3.4(b), the Fair Market Value of the Common Stock on the last day of the Purchase Right Period shall be deemed to be equal to the per share consideration received in the transaction by the holders of the Common Stock.

4.4	Non-Transferability of Purchase Rights. A Purchase Right may not be assigned or alienated.

Article V

Common Stock

5.1	Shares Subject to Plan.

(a)	Effective May 29, 2007, the maximum number of shares of Common Stock which may be issued under the Plan is two million, five hundred thousand (2,500,000). The number of these shares shall be subject to adjustment pursuant to Section 5.2 below.

(b)	If any outstanding Purchase Right is terminated for any reason prior to its exercise, the shares allocable to the Purchase Right will again become subject to purchase under the Plan.

(c)	The Common Stock issuable under the Plan may be previously unissued or may have been reacquired by the Company in the open market (or otherwise).

5.2	Adjustment Upon Changes in Capitalization. Subject to the provisions of Section 4.3 above, if the outstanding shares of Common Stock are increased, decreased, or exchanged for different securities, through reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock dividend, or other similar transaction, a proportionate adjustment shall be made by the Committee to the:

(a)	Number, price, and kind of shares subject to outstanding Purchase Rights; and

(b)	Maximum number and kind of shares that are available for issuance under the Plan.

5.3	Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding Purchase Rights on any particular date exceed the number of shares then available for issuance under the Plan:

(a)	The Committee shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis; and

(b)	The payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded to the Participant.

Article VI

Plan Administration

6.1	Administration.

(a)	The Plan shall be administered by the Committee. The Committee shall have authority to:

(i)	Interpret the Plan;

(ii)	Prescribe rules and procedures relating to the Plan; and

(iii)	Take all other actions necessary or appropriate in connection with the administration of the Plan.

(b)	A majority of the members of the Committee shall constitute a quorum, and any action shall constitute the action of the Committee if it is authorized by a majority of the members:

(i)	Present at any meeting; or

(ii)	In writing without a meeting.

(c)	All decisions of the Committee shall be final and binding on all Participants.

(d)	No member of the Committee shall be liable for any action or inaction taken in good faith with respect to the Plan or any Purchase Right granted under it.

6.2	Indemnification.

(a)	To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and each other member of the Board, as well as any other Employee with duties under the Plan, against expenses (including any amount paid in settlement or in satisfaction of a judgment) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under the Plan. This indemnity shall not apply, however, if:

(i)	It is determined in the action, lawsuit, or proceeding that the individual is guilty of gross negligence or intentional misconduct in the performance of those duties; or

(ii)	The individual fails to assist the Company in defending against any such claim.

(b)	Notwithstanding the above, the Company shall have the right to select counsel and to control the prosecution or defense of the suit. Furthermore, the Company shall not be obligated to indemnify any individual for any amount incurred through any settlement or compromise of any action unless the Company consents in writing to the settlement or compromise.

Article VII

Amendment and Termination

7.1	Amendment and Termination. The Board may amend or terminate the Plan at any time by means of written action, except with respect to outstanding Purchase Rights. However, the preceding sentence shall not limit the ability of the Company to terminate the plan in accordance with Section 4.3 above.

7.2	Stockholder Approval. Within twelve (12) months after its adoption by the Board, the Stockholders must approve any amendment to the Plan that relates to:

(a)	The class of individuals eligible to participate; and

(b)	The aggregate number of shares to be granted under the Plan.

Article VIII

Miscellaneous Matters

8.1	Uniform Rights and Privileges. The rights and privileges of all Participants under the Plan shall be the same.

8.2	Application of Proceeds. The proceeds received by the Company from the sale of Common Stock pursuant to Purchase Rights may be used for any corporate purpose.

8.3	Notice of Disqualifying Disposition. A Participant must notify the Company if the Participant disposes of stock acquired pursuant to the Plan prior to the expiration of the holding period set forth in Code Section 423(a) through any means other than through the Plan Broker.

8.4	No Additional Rights.

(a)	Neither the adoption of this Plan nor the granting of any Purchase Right shall:

(i)	Affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law; or

(ii)	Confer upon any Participant the right to continue to be employed by the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any Participant at any time, with or without cause.

(b)	No Participant shall have any rights as a Shareholder with respect to any shares covered by a Purchase Right granted to the Participant until the Common Stock is actually issued to the Participant.

(c)	No adjustments will be made for cash dividends or other rights for which the record date is prior to the issuance of the Common Stock.

8.5	Governing Law.

(a)	The Plan and all actions taken under it shall be governed by and construed in accordance with the laws of the State of Delaware.

(b)	The provisions of this Plan shall be interpreted in a manner that is consistent with this Plan satisfying the requirements of Code Section 423.

APPENDIX B

DaVita Inc.

2002 Equity Compensation Plan

(As amended and restated effective May 29, 2007,

subject to stockholder approval)

1. Purpose. The purpose of the DaVita Inc. 2002 Equity Compensation Plan (“Plan”) is to promote the interests of DaVita Inc. (“Company”) and its stockholders by enabling the Company to offer an opportunity to acquire an equity interest in the Company so as to better attract, retain, and reward Employees, directors, and independent contractors and, accordingly, to strengthen the mutuality of interests between those persons and the Company’s stockholders by providing those persons with a proprietary interest in pursuing the Company’s long-term growth and financial success. Awards under the Plan will be made in the form of the issuance of Options, Restricted Stock, Stock Issuances, Stock Appreciation Rights, and Other Awards.

2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below.

(a) “Board” or “Board of Directors” means the Board of Directors of DaVita Inc.

(b) “Code” means the Internal Revenue Code of 1986. Reference to any specific section of the Code shall also be deemed to be a reference to any successor provision.

(c) “Committee” means the administrative committee of this Plan that is provided for in Section 3 of this Plan.

(d) “Common Stock” means the common stock of DaVita Inc. or any security issued in substitution, exchange, or in lieu thereof.

(e) “Company” means DaVita Inc., a Delaware corporation, or any successor corporation. Except where the context indicates otherwise, the term “Company” shall include its Parent and Subsidiaries, if any.

(f) “Disabled” means permanent and total disability, as defined in Code Section 22(e)(3).

(g) “Effective Date” of this Plan is April 11, 2002.

(h) “Employee” means a worker whose earnings the Company reports on a Form W-2.

(i) “Exchange Act” means the Securities Exchange Act of 1934.

(j) “Fair Market Value” of Common Stock for any day shall, except as otherwise provided below, be the last reported sale price on that day regular way, or if no such reported sale takes place on that day, the average of the last reported bid and ask prices on that day regular way, in either case on the principal national securities exchange on which the Common Stock is traded or listed.

(i)	If the national securities exchange is closed on such date, the “Fair Market Value” shall be determined as of the last preceding day on which the Common Stock was traded or for which bid and ask prices are available.

(ii)	In the case of an Incentive Stock Option, “Fair Market Value” shall be determined without reference to any restriction other than one that, by its terms, will never lapse.

(iii)	In the case of the settlement of a Stock Appreciation Right, “Fair Market Value” of Common Stock shall mean the last reported sale price on the most recently closed trading day regular way, or if no such reported sale takes place on that day, the average of the last reported bid and asked prices on that day regular way, in either case on the principal national securities exchange on which the Common Stock is traded or listed.

(k) “Grants” mean awards of Options, Restricted Stock, Stock Issuances, Stock Appreciation Rights, and Other Awards.

(l) “Incentive Stock Option” means an option to purchase Common Stock that is intended to be an incentive stock option under Code Section 422.

(m) “Insider” means a person who is subject to Section 16 of the Exchange Act.

(n) “Non-Qualified Stock Option” means any option to purchase Common Stock that is not an Incentive Stock Option.

(o) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(p) “Other Awards” mean equity-based awards that are not Options, Restricted Stock, Stock Appreciation Rights, or Stock Issuances. However, in the event that the Other Award is the functional equivalent of Restricted Stock or Stock Issuance, (i) the special share-counting rule contained in Section 5(a)(iv) and (ii) the vesting limitations contained in Section 7(e) shall apply.

(q) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(e).

(r) “Participant” means a person who has received a Grant.

(s) “Plan” means this DaVita Inc. 2002 Equity Compensation Plan.

(t) “Predecessor Plans” mean the DaVita Inc. 1994 Equity Compensation Plan, 1995 Equity Compensation Plan, 1997 Equity Compensation Plan, and 1999 Equity Compensation Plan.

(u) “Restricted Stock” means the shares of Common Stock that are issued to a Participant, where the Participant does not immediately possess a vested right to those shares. Nevertheless, the terms of a Grant may provide for faster vesting in limited situations of retirement, death, disability, change in control, and/or grants to newly-hired Employees. Other than the right to sell or otherwise transfer the shares and such other restrictions as may be contained in the Grant, the Participant shall be treated as the owner of the Restricted Stock (e.g., for voting purposes) from the date of the issuance of the shares.

(v) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission.

(w) “Section 162(m)” means Code Section 162(m), which imposes a million dollar ($1,000,000) compensation deduction limitation on amounts paid to certain senior executives.

(x) “Service” means the performance of service, whether as an Employee or as an independent contractor (e.g., as a member of the Board ).

(i)	Nevertheless, except to the extent otherwise expressly provided to the contrary in the terms of the Grant, service performed by the Participant shall only be taken into account to the extent it is performed in the same capacity as on the date of the Grant (that is, as an Employee or as an independent contractor). In making the determination as to whether or not a Grant should provide for the continuation of Service after a change in status, the Committee shall take into account the relevant possible tax and accounting consequences.

(ii)	The Committee shall prescribe such rules as it may deem necessary or appropriate regarding crediting of periods of Service while a Participant is on a leave of absence.

(y) “Severance” means, with respect to a Participant, the termination of the Participant’s Service, whether by reason of death, disability, or any other reason.

(i)	For purposes of determining the exercisability of an Incentive Stock Option, a Participant who is on a leave of absence that exceeds ninety (90) days will be considered to have incurred a Severance on the ninety-first (91st) day of the leave of absence, unless the Participant’s rights to reemployment are guaranteed by statute or contract.

(ii)	A Participant will not be considered to have incurred a Severance because of a transfer between the Company, Subsidiary, or Parent.

(iii)	If a Participant switches from Employee to independent contractor status or vice versa, that will be treated as a Severance, except as otherwise expressly provided to the contrary in the terms of the Grant.

(iv)	If a Participant switches from Employee to independent contractor status, that will result in an Option losing its status as an Incentive Stock Option after ninety (90) days has elapsed since the switch. Thereafter, the Option (if it is exercisable at all) will be treated as a Non-Qualified Stock Option.

(z) “Stock Appreciation Right” means the right to receive a payment equal to the difference between the Fair Market Value of the Common Stock on the date of its issuance and the date on which the right is exercised. Stock Appreciation Rights may be settled in cash or Common Stock.

(aa) “Stock Issuance” means the direct issuance of fully vested shares to an Employee or an independent contractor (including a director) for compensation previously earned. The shares may be issued immediately or on a deferred basis.

(bb) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(f).

(cc) “Substitute Grant” means an award issued to a person who had performed services for an entity that was acquired by the Company in substitution of a grant previously awarded to that individual or entity by the acquired entity.

(dd) “Ten Percent Stockholder” means any person who owns (after taking into account the constructive ownership rules of Code Section 424(d)) more than ten percent (10%) of the combined voting power of all classes of stock of DaVita Inc. or of any of its Parents or Subsidiaries.

3. Administration.

(a) Except as provided below, this Plan shall be administered by the Compensation Committee of the Board.

(b) If the income recognized with respect to an Option is intended to be exempt from Section 162(m), the Committee must be composed exclusively of “Outside Directors,” as that term is defined in Section 162(m).

Similarly, if a Grant to an Insider is intended to be an exempt purchase under Section 16 of the Exchange Act, then either (i) the Committee must be composed exclusively of “Non-Employee Directors,” as that term is defined in Rule 16b-3 or (ii) the grant must be made by the Board of Directors.

(c) The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan, including those relating to sub-plans established for the purpose of qualifying for preferred tax or other treatment under foreign laws. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties. No member of the Committee shall incur any liability for any actions taken or inactions done in good faith.

(d) Subject to the limitations of Sections 9 and 14 of this Plan, the Committee is expressly authorized to make such modifications to this Plan and to Grants made under this Plan as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants or of the Plan.

(e) The Board of Directors may, by a resolution adopted by the Board, delegate the power to issue Grants under the Plan, provided such delegation is consistent with applicable law and the requirements of any stock exchange on which the Common Stock is traded.

4. Duration of Plan.

(a) This Plan shall be effective as of the Effective Date.

(b) The Plan shall terminate on February 8, 2012, which is the tenth anniversary of the date on which the Board of Directors adopted the Plan. The preceding sentence shall not apply if the Company’s stockholders reapprove the Plan prior to the termination date. The effect of obtaining such reapproval shall be to extend the term of the Plan for another ten (10) years from the date on which such reapproval shall be obtained.

5. Number of Shares.

(a) The following rules shall govern the size of Grants under this Plan.

(i)	The base maximum number of shares of Common Stock which may be issued pursuant to this Plan is sixteen million, two hundred fifty-eight thousand, five hundred (16,258,500) shares. In addition, three million six hundred sixteen thousand, five hundred and sixty (3,616,560) shares, representing the balance remaining in the Predecessor Plans at the Effective Date were transferred to this Plan. The total number of shares available under the Plan will also be increased by the shares that subsequently become available under the Predecessor Plans as determined pursuant to this Plan.

(ii)	The maximum number of shares that may be subject to Options or Stock Appreciation Rights awarded to a single Participant in any consecutive twenty-four (24) month period is two million two hundred fifty thousand (2,250,000). For this purpose, (A) shares subject to a terminated or expired Option or Stock Appreciation Right shall be considered to remain outstanding and (B) the repricing of an Option or Stock Appreciation Right shall be treated as the issuance of a new Option or Stock Appreciation Right.

(iii)	The maximum number of shares that may be issued pursuant to Incentive Stock Options during the lifetime of the Plan is seven million five hundred thousand (7,500,000) shares.

(iv)	To the extent that a Grant is made in the form of Restricted Stock or Stock Issuance (or an Other Award that is the functional equivalent of Restricted Stock or Stock Issuance), the remaining share reserve in the Plan shall be reduced by an amount equal to 3.0 times the number of shares subject to that Grant.

(v)	To the extent that a Grant is made in the form of an Option or Stock Appreciation Right, the remaining share reserve in the Plan shall be reduced by an amount equal to 1.0 times the number of shares subject to that Grant.

The preceding numbers shall be adjusted as set forth in Section 12 of this Plan.

(b) If any shares of Common Stock subject to a Grant under the Plan or a Predecessor Plan are forfeited or expire, or if any Grant under the Plan or a Predecessor Plan is settled for cash, the shares subject to the Grant shall, to the extent of such forfeiture, expiration or cash settlement, again be available for use under the Plan, subject to Section 5(d) below. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares of Common Stock available for use under the Plan: (i) shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to a Grant, and (iii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

(c) Substitute Grants shall not reduce the shares available for use under the Plan or the maximum number of shares authorized for grant to a Participant under Section 5(a)(ii). Additionally, in the event that a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders of such corporation and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the corporation party to such acquisition or combination) shall be added to the shares available for use under the Plan; provided that Grants using such available shares shall not be made after the date Grants could no longer have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or members of the Board of Directors prior to such acquisition or combination.

(d) Any shares that again become available for Grant pursuant to Section 5(b) shall be added back as (i) 1 share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or a Predecessor Plan, and (ii) as 3 shares if such shares were subject to Grants other than Options or Stock Appreciation Rights.

6. Eligibility.

(a) Persons eligible to receive Grants under this Plan shall consist of (i) Employees, (ii) members of the Board of Directors, and (iii) other persons providing Services, other than persons only providing Services in connection with a capital raising transaction. However, Incentive Stock Options may only be awarded to Employees.

(b) In the event that the Company acquires another entity, the Committee may authorize the issuance of Substitute Grants upon such terms and conditions as the Committee shall determine, which may be different from the terms contained in this Plan, taking into account the limitations of Code Section 424(a) in the case of a Substitute Grant that is intended to be an Incentive Stock Option.

(c) In the event that the Committee makes a Grant to a person who is not currently an Employee of or an independent contractor to the Company, such Grant shall not become effective until such individual commences performing Services to the Company and it must satisfy the pricing limitations set forth in Section 7 of this Plan at that time.

(d) After taking into consideration the tax, securities, and accounting consequences of doing so, the Committee may issue Non-Qualified Stock Options, Restricted Stock, Stock Issuances, Stock Appreciation Rights, and Other Awards to individuals who are performing Services (whether as Employees or as independent contractors) to entities that are related to or affiliated with the Company but that do not qualify as Parents or Subsidiaries. The Committee shall prescribe such rules as it deems appropriate regarding the crediting of Service in these circumstances.

7. Form of Grants. Grants shall be awarded under this Plan in such amounts, at such times, to such persons, on such terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of this Plan, but which need not be identical from Grant to Grant.

(a) The exercise price per share of Common Stock purchasable under an Option shall be set forth in the Option, and shall not be less than the Fair Market Value of the Common Stock on the date of Grant. However, the exercise price of an Incentive Stock Option issued to a Ten Percent Stockholder shall be no less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of the Grant. Similarly, the base price of a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the date of the Grant. However, the preceding three sentences shall not apply in the case of Substitute Grants issued under this Plan. Similar pricing rules shall apply in the case of Other Awards.

(b) A Grant shall be exercisable at such time or times and be subject to such terms and conditions as may be set forth in its provisions. However, no Grant shall be exercisable prior to the Effective Date.

(c) Except in the case of Substitute Grants, the aggregate Fair Market Value (determined as of the date of Grant) of the number of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000). To the extent that a Participant’s Options exceed that limit, they will be treated as Non-Qualified Stock Options, with the first Options that were awarded to the Participant to be treated as Incentive Stock Options.

(d) Except as provided in Section 10 or in the case of Substitute Grants, the term of a Grant shall not exceed five (5) years from the date of its issuance.

(e) Except as may be determined by the Committee in the event of a change of control of the Company, or the Participant’s death, disability or retirement, notwithstanding any other provision of this Plan to the contrary, a Grant to an Employee of a Stock Issuance, Restricted Stock or an Other Award that is the functional equivalent of a Stock Issuance or Restricted Stock shall not become fully vested earlier than three years from the grant date (two years in the case of Employees who are not executives of the Company (holding the title of vice president or an equivalent title), or, in the case of vesting based upon the attainment of performance-based objectives, over a period of not less than one year, which shall include a Stock Issuance granted in lieu of cash awards that have been earned based on a performance period of at least one year); provided, however, that notwithstanding the foregoing, Grants of a Stock Issuance, Restricted Stock or Other Awards that are the functional equivalent of a Stock Issuance or Restricted Stock (i) that do not exceed in the aggregate 5% of the shares of Stock available pursuant to Section 5(a)(i) shall not be subject to such minimum vesting provisions and (ii) the Company may Grant a Stock Issuance, Restricted Stock or Other Award that is the functional equivalent of a Stock Issuance or Restricted Stock to Employees newly hired by the Company or any of its Subsidiaries without respect to such minimum vesting provisions.

8. Exercise of Grants.

(a) Grants that are settled in stock shall only be exercisable for whole numbers of shares.

(b) Options are exercised by payment of the full amount of the purchase price to the Company as follows:

(i)	The payment shall be in cash or such other form or forms of consideration as the Committee shall deem acceptable, such as the surrender (either actually or constructively by means of attestation) of outstanding shares of Common Stock owned by the Participant for the minimum period of time necessary to avoid adverse accounting treatment (if applicable).

(ii)	After giving due consideration to the consequences under Rule 16b-3 and under the Code, the Committee may also authorize the exercise of Options by the delivery to the Company (or its designated agent) of an executed written notice of exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock and to deliver the sale or margin loan proceeds directly to the Company to pay all or a portion of the exercise price of the Option and/or any tax withholding obligations.

For purposes of determining the amount of income that is recognized by a Participant pursuant to a “same-day sale” transaction described in Subparagraph (ii) above, the Fair Market Value of the Common Stock shall be the price at which the Common Stock was sold.

(c) Stock Appreciation Rights may be exercised by providing notice to the Company on such terms and conditions as are set forth in the Grant.

(d) Except as otherwise provided in the terms of the Grant, the Participant may exercise the Grant following his or her Severance only to the extent that the Grant could have been exercised on the date of the Severance, so that no events that occur following Severance will increase the vested portion of the Grant.

(e) The Committee may provide for the acceleration of the vesting of Grants upon a change of control or similar circumstances, under such conditions as may be set forth in the terms of the Grants.

9. Modification of Grants.

(a) After due consideration to the possible tax, securities, and accounting consequences, the Committee may modify an existing Grant, including by:

(i)	Accelerating the right to exercise it; or

(ii)	Extending or renewing it.

(b) In no event without first obtaining stockholder approval will (i) the exercise or base price of any outstanding Option or Stock Appreciation Right be reduced or repriced, including any repricing effected by issuing replacement Options or Stock Appreciation Rights for outstanding Options or Stock Appreciation Rights that have an exercise or base price greater than the Fair Market Value of the Common Stock, (ii) an Option or Stock Appreciation Right be canceled in exchange for cash or another Grant (other than in connection with Substitute Grants), or (iii) any other action be taken with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the Common Stock is traded or listed.

(c) In the event that the Board amends the terms of an Option so that it no longer qualifies as an Incentive Stock Option, the limitations imposed upon the Option under the Code and the Plan solely by virtue of its (formerly) qualifying as an Incentive Stock Option shall no longer apply, to the extent specified in the amendment.

(d) Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of Code Section 424(h).

(e) Whether a modification of an existing Grant previously awarded to an Insider will be treated as a new Grant for purposes of Section 16 of the Exchange Act will be determined in accordance with Rule 16b-3.

10. Termination of Grants.

(a) Except to the extent provided otherwise in the terms of the Grant, each Grant shall terminate on the earliest of the following dates:

(i)	The date that is one (1) year from the date of the Severance of the Participant, if the Severance occurred because of the Participant’s death or Disability.

(ii)	In the case of any Severance other than one described in Subparagraph (i) above, the date that is three (3) months from the date of the Participant’s Severance.

(b) Except in the case of a Severance caused by death or Disability, in no event shall an Option or Stock Appreciation Right be exercisable more than five (5) years after the date on which it was issued.

(c) The nonvested portion of the Option or Stock Appreciation Right shall terminate immediately upon Severance, and the vested portion at the time the balance of the Option or Stock Appreciation Right terminates, as determined pursuant to the above rules.

(d) The nonvested portion of a Grant of Restricted Stock shall terminate immediately upon Severance.

11. Non-Transferability of Grants. During the lifetime of the Participant, Grants are exercisable only by the Participant, and Grants are not assignable or transferable except by will or the laws of descent and distribution.

12. Adjustments.

(a) In the event of any change in the capitalization of the Company affecting its Common Stock (e.g., a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, or other similar transaction), the Committee shall make such adjustments as it may deem appropriate with respect to:

(i)	The number, kind, and exercise price of shares covered by each outstanding Grant; and

(ii)	The maximum number and/or kind of shares that may be awarded under this Plan, including the limitations contained in Section 5(a) of this Plan.

(b) The Committee shall also make such adjustments as it may deem appropriate in the event of a spin-off or other distribution of Company assets to stockholders (other than normal cash dividends).

13. Notice of Disqualifying Disposition. A Participant must notify the Company within fifteen (15) days if the Participant disposes of stock acquired pursuant to the exercise of an Incentive Stock Option issued under the Plan or a Predecessor Plan prior to the expiration of the holding periods required to qualify for long-term capital gains treatment on the disposition.

14. Amendments and Termination. Subject to the limitations of applicable law and any stock exchange on which the Common Stock is listed or traded, and the requirements of Section 9(b) and this Section, the Board may at any time amend or terminate this Plan by means of written action. Furthermore, no Participant may rely upon any statement (oral or written) that is inconsistent with the terms of the Plan or the Grant. To insure that Options can qualify as Incentive Stock Options, within twelve (12) months after the adoption of the amendment by the Board of Directors, the stockholders must approve any amendment that changes:

(a) The class of Employees who are eligible to receive Incentive Stock Options; and/or

(b) The maximum number of shares of Common Stock that may be issued as Incentive Stock Options under the Plan, except as adjusted pursuant to Section 12 of this Plan.

Notwithstanding the foregoing, the Board of Directors may not, without the approval of the Company’s stockholders, (i) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Common Stock is traded or listed, (ii) reduce the exercise price of an Option or the grant price of a Stock Appreciation Right or (iii) exchange an Option or Stock Appreciation Right for cash or another Grant.

15. Tax Withholding.

(a) The Company shall have the right to take such actions as may be necessary to satisfy its tax withholding obligations relating to the operation of this Plan.

(b) To the extent authorized by the Committee, Participants may (i) surrender previously acquired shares of Common Stock or (ii) have shares withheld in satisfaction of the tax withholding obligations. To the extent necessary to avoid adverse accounting treatment, the number of shares that may be withheld for this purpose shall not exceed the minimum number needed to satisfy the applicable income and employment tax withholding rules. Similarly, the shares surrendered must have been owned by the Participant for the minimum period of time necessary to avoid adverse accounting treatment (if applicable).

(c) If Common Stock is used to satisfy the Company’s tax withholding obligations, the stock shall be valued at its Fair Market Value when the tax withholding is required to be made.

16. No Additional Rights.

(a) Neither the adoption of this Plan nor the awarding of any Grant shall:

(i)	Affect or restrict in any way the power of the Company to undertake any corporate action; or

(ii)	Confer upon any Participant the right to continue performing Service for the Company, nor shall it interfere in any way with the right of the Company to terminate the Service of any Participant at any time, with or without cause, subject to the terms of any applicable employment or consulting agreement between the Participant and the Company.

(b) No Participant shall have any rights as a stockholder with respect to any shares awarded to the Participant under this Plan until the date a certificate for such shares has been issued to the Participant.

17. Securities Law Restrictions.

(a) No shares of Common Stock shall be issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws and the requirements of any stock exchange or other securities market on which the Company’s securities may then be traded. Similarly, a Participant will not be permitted to exercise a Grant if such exercise would violate the Company’s internal policies.

(b) The Committee may require certain investment (or other) representations and undertakings by the person exercising a Grant if necessary to comply with applicable law.

(c) Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to those restrictions.

(d) The inability of the Company to obtain registration, qualification, or other necessary authorization, or the unavailability of an exemption from any registration or qualification obligation deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock under this Plan shall:

(i)	Suspend the Company’s obligation to permit the exercise of any Grant or to issue any shares under this Plan; and

(ii)	Relieve the Company of any liability in respect of the nonissuance or sale of the shares as to which the requisite authority or exemption shall not have been obtained.

18. Indemnification.

(a) To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and of the Board, as well as any other Employee of the Company with duties under the Plan, against expenses and liabilities (including any amount paid in settlement) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under this Plan, unless the losses are due to the individual’s gross negligence or lack of good faith.

(b) The Company will have the right to select counsel and to control the prosecution or defense of the suit.

(c) In the event that more than one person who is entitled to indemnification is subject to the same claim, all such persons shall be represented by a single counsel, unless such counsel advises the Company in writing that he or she cannot represent all such persons under the applicable rules of professional responsibility.

(d) The Company will not be required to indemnify any person for any amount incurred through any settlement unless the Company consents in writing to the settlement.

19. Governing Law. This Plan and all actions taken pursuant to it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

DaVita®

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2007

TO OUR STOCKHOLDERS:

We will hold our 2007 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Tuesday, May 29, 2007 at 4:00 p.m., Pacific time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010, for the following purposes, which are further described in the accompanying Proxy Statement:

1. To elect nine directors to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

2. To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock;

3. To approve the amendment and restatement of our Employee Stock Purchase Plan, including an increase in the number of shares of common stock available for issuance under the plan;

4. To approve the amendment and restatement of our 2002 Equity Compensation Plan, including an increase in the number of shares of common stock available for issuance under the plan;

5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2007; and

6. To transact other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 13, 2007 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2006 annual report to stockholders is enclosed with this notice.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the Board of Directors,

Joseph Schohl

Vice President, General Counsel and Secretary El Segundo, California April 20, 2007

DAVITA INC.

COMMON STOCK P R O X Y BOARD OF DIRECTORS

This Proxy is solicited on behalf of the Board of Directors of DAVITA INC.

The undersigned hereby appoints Kent J.Thiry or Joseph Schohl or either of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the annual meeting of the stockholders of DAVITA INC., to be held at 4:00 p.m., Pacific time, on May 29, 2007 at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010, and any and all adjournments thereof, on the proposals set forth on the reverse side of this Proxy.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposal 2, Proposal 3, Proposal 4 and Proposal 5. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

In their discretion, Kent J. Thiry and Joseph Schohl, or either of them, are authorized to vote upon such other matters as may properly come before the meeting.

All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement dated April 20, 2007 is hereby acknowledged.

To include any comments, please mark this box. DAVITA INC.

P.O. BOX 11308

NEW YORK, N.Y. 10203-0308

DETACH PROXY CARD HERE

Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.

Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR all Nominees listed in Proposal 1.

The Board of Directors recommends a vote FOR Proposal 2, Proposal 3, Proposal 4 and Proposal 5.

1. Election of Directors FOR AGAINST ABSTAIN

1a. Charles G. Berg 1b. Willard W. Brittain, Jr. 1c. Nancy-Ann DeParle 1d. Peter T. Grauer 1e. John M. Nehra 1f. William L. Roper, M.D. 1g. Kent J. Thiry 1h. Roger J. Valine 1i. Richard C. Vaughan

2. Approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended

3. Approval of the amendment and restatement of our Employee Stock Purchase Plan

4. Approval of the amendment and restatement of our 2002 Equity Compensation Plan

5. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2007

FOR AGAINST ABSTAIN

6. Such other business as may properly come before the meeting or any adjournment thereof.

To change your address, please mark this box and indicate any changes.

Please check this box if you consent to access future annual reports and proxy statement material via the Internet.

S C A N L I N E

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

Date Share Owner sign here Co-Owner sign here